SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

The Kroger Co.
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2008 ANNUAL REPORT

________

FINANCIAL HIGHLIGHTS
(in millions except per share data and percentages)

	2008	2007	Percentage
Fiscal Year	(52 weeks)	(52 weeks)	Change (1)
Sales	$76,000	$70,235	8.2%
Operating profit	$2,451	$2,301	6.5%
Net earnings per share	$1.90	$1.69	12.4%
Average shares used in calculation	659	698	(5.6)%
Net cash provided by operating activities	$2,896	$2,581	12.2%
Capital expenditures	$2,149	$2,126	1.1%
Identical supermarket sales (2)	$67,185	$62,878	6.9%
Identical supermarket sales excluding fuel operations (2)	$60,300	$57,416	5.0%
Comparable supermarket sales (3)	$69,762	$65,066	7.2%
Comparable supermarket sales excluding supermarket fuel
operations (3)	$62,492	$59,372	5.3%

(1)	The percentage calculations were based on the rounded numbers as presented.
(2)

We define a supermarket as identical when the store has been in operation and has not been expanded or relocated for five full quarters. Annualized identical supermarket sales are calculated as a summation of four quarters of identical sales.

(3)

We define a supermarket as comparable when the store has been in operation for five full quarters, including expansions and relocations. Annualized comparable supermarket sales are calculated as a summation of four quarters of comparable sales.

COVER PRINTED ON RECYCLED PAPER

FELLOW SHAREHOLDERS :

     The Kroger team did an outstanding job in 2008 of consistently delivering results in an increasingly difficult economic environment. Kroger offers real value to customers when they need it most through lower prices, high-quality Kroger brands, great customer service and an overall pleasant shopping experience. As a result, total sales topped $76 billion last year as Kroger continued to generate strong sales growth.

     Kroger’s performance throughout the year produced identical supermarket sales growth of 5.0%, without fuel. We are especially pleased to produce these results in such a tough economy.

     Kroger’s strong identical supermarket sales growth contributed to favorable earnings results. We delivered earnings per diluted share of $1.90. This represents 12.4% growth over fiscal year 2007 earnings of $1.69 per diluted share. On top of that, Kroger’s quarterly dividend added over 1% to total shareholder return.

     During the year, we saw several shifts in the way customers shop and Kroger was – and continues to be – positioned well to pursue these changing trends as opportunities. We have unique tools that enable us to identify and act on changes in consumer behavior more quickly than our competitors.

     Our efforts to help customers and their families navigate the difficult economy are driven by our Customer 1st strategy. As a result, we offer customers a unique combination of values no other competitor can match.

     Many of the same money-saving strategies shoppers employed in 2008 continue into 2009 including:

  Combining trips in order to save fuel;

  Eating out less at restaurants;

  Choosing Kroger brands more often;

  Entertaining at home; and

  Using more coupons.

     These opportunities play to Kroger’s strengths. They include:

   Lower Prices

     We continue to invest cost savings made in any area of our business back into lower prices for our customers. Keeping prices low is one of several key drivers of our identical supermarket sales growth. In addition to lower prices, we offer customers a number of ways to save money, such as our fuel rewards and generic drug programs.

     Kroger fuel rewards programs offer customers a great value and thanks them for their loyalty by giving them additional discounts on gas when they shop in our stores, pharmacies, and gift card malls. In 2008, Kroger customers saved more than $100 million on fuel through these programs.

     We offer customers another opportunity to save through our extensive offering of generic drugs at competitive prices in our 1,900 pharmacies. In 2008, Kroger customers saved nearly $200 million though our generic drug program.

   High-Quality Kroger Brands

     Kroger’s $12.5 billion store brands portfolio enjoyed strong year-over-year growth and fueled Kroger’s overall grocery volume growth in 2008. Our customers recognize and appreciate the quality and value of our exclusive and preferred store brands, which today number more than 14,400 items. We leverage our manufacturing and procurement capabilities to innovate and introduce new items that add value for our customers.

     During 2008, 26% of Kroger’s overall grocery sales came from our own brands and Kroger brands reached a record-high 34% of grocery unit sales. And, as expected, Private Selection, our premium tier of store brands, exceeded $1 billion in sales in 2008.

     We continue to see our own brands as a strategic asset in growing our business in 2009 and beyond because our three tier program gives all customers more value for the way they live.

   Customer Loyalty

     The strength of our loyalty card program helps us deepen our connection with our customers. The scope and depth of our shopper card program is unmatched in the industry. These cards link our customers to savings on groceries, fuel, pharmacy needs, general merchandise and Kroger brands.

     We have been building our extensive collection of consumer data since 1999. Today, more than 40% of all U.S. households hold one of our shopper cards. As a result, Kroger has one of the largest retail customer databases in America.

     Through our partnership with dunnhumbyUSA, we use data derived from our loyalty card program to tailor unique coupon offers for specific households because we understand – and appreciate – that no two customers are alike. This level of personalization is a direct link to our customers no other U.S. grocery retailer can replicate.

     Our customer loyalty program also enables us to provide a valuable food safety service to our customers. Using our customer loyalty database, we are able to notify customers through phone calls to homes and register receipt messages about recalls of products they may have purchased. As the largest traditional supermarket retailer in the U.S., we believe it is important to partner with customers in their efforts to keep their families safe.

STRONG MARKET SHARE GAINS

     As a result of the efforts of associates in every area of our business, Kroger made significant gains in market share in 2008. In the 42 major markets we serve, Kroger gained 61 basis points of additional market share, according to the internal methodology we use to estimate market share. This is the fourth consecutive year Kroger has achieved significant market share gains. Over the past four years combined, Kroger’s share in our major markets has increased an outstanding 225 basis points.

     These market share gains are a direct result of our associates’ commitment to our Customer 1st strategy and they demonstrate that Kroger’s long-term strategy is working.

     As population growth continues in the major markets where we operate, we intend to continue to grow Kroger’s business by maintaining our existing strong market share and by building on additional opportunities for sales growth. We calculate that approximately 45% of the share in Kroger’s markets – as much as $100 billion – is held by competitors who do not have Kroger’s economies of scale. We estimate that the market share of those competitors has declined about 1% during each of the last four years. We continue to look for ways to capture additional market share.

COMMUNITY SUPPORT

     At Kroger, we consider it a privilege to support the communities where our customers and associates live and work. We focus our efforts on supporting hunger relief, health and wellness initiatives, and local schools and grassroots organizations. In 2008, our company, foundation, associates and customers donated more than $152 million in Kroger’s name. Every year, Kroger proudly recognizes associates who make outstanding contributions to their communities. The winners of The Kroger Co. Community Service Award for 2008 are listed following this letter.

     The progress our associates made with one initiative in particular paid off in an extremely powerful way last year. Kroger’s Perishable Donations Partnership, which allows stores to donate perishable food that is still safe and nutritious to eat but can no longer be sold in stores, expanded to include more than half of our stores last year.

     Thanks to the efforts of our associates, our family of stores contributed nearly 14 million pounds of fresh meat, dairy products, fruits, and vegetables to local food banks in the communities we serve. This fresh meat and produce provides much-needed protein and nutritional value to food banks that struggle to supplement the dry goods and canned foods they typically receive.

     Our perishable donation program helps feed hungry families and is gratifying for our associates, who don’t like to throw away edible food. It’s also good for Kroger and the environment because it helps us reduce waste. We continue to add new stores to the program and hope to have 85% of our stores donating perishable food by the end of 2009. Our goal is to deliver 25 to 30 million pounds of perishable food annually.

SUSTAINABILITY

     We continued to make progress in our sustainability efforts throughout the year by partnering with customers to reduce waste. Together, we recycled more than 16 million pounds of plastic. In addition, associates in every area of our business helped recycle nearly 1 billion pounds of corrugated cardboard and paper last year.

     Customers have responded particularly well to our efforts to encourage them to use more reusable bags. Our family of stores sold more than six million reusable bags last year as these colorful, low-cost bags become household staples with multiple uses. Every reusable bag has the potential to save 1,000 plastic bags over its lifetime.

     Our efforts to reduce energy use in our stores, plants, warehouses and offices have also yielded terrific results. Since 2000, Kroger associates have saved enough energy to power every single-family home in Seattle for an entire year. We continue to look for ways to reduce waste and save energy in all areas of our business.

LOOKING AHEAD TO 2009

     Our outlook for 2009 remains optimistic. At the same time, we are cautious as we help our customers navigate through today’s challenging economy. Kroger is in a strong position to sustain growth and generate value for shareholders even in this challenging economy. We have set financial objectives we believe are achievable in order to continue to create a strong return for shareholders.

     We expect full-year identical supermarket sales growth of 3% to 4%, without fuel, in fiscal 2009. We believe strong identical sales growth and operating margin expansion – both excluding fuel sales – will produce full-year 2009 earnings of $2.00 to $2.05 per diluted share. In addition, we expect Kroger’s dividend to enhance total shareholder return by over 1%.

     Our company’s Customer 1st strategy, which is unlike that of any other operator in our industry, continues to be a powerful competitive advantage.  Through our strategy, the Kroger team consistently delivers near-term results for shareholders and continues to invest in the future growth of our company.

     Customers rely on Kroger because they trust us to deliver low prices, great quality products, friendly service and a pleasant shopping experience. We understand what customers need in this environment better than others and we offer an overall value proposition that meets their changing needs. We look forward to continuing to deliver value to our customers, associates and shareholders in 2009.

     On behalf of the entire Kroger team, thank you for your continued trust and support.

David B. Dillon
Chairman of the Board and
Chief Executive Officer

     Congratulations to the winners of The Kroger Co. Community Service Award for 2008:

Atlanta	Bert Ratliff
Central	Betty Davenport
Cincinnati	Habitat for Humanity Team
Kirk Richardson
City Market	Rick Lopez
Delta	Hattie Spann
Dillon Stores	Danyelle DeuFriend
Fred Meyer	Amy Jacobs
Fry’s	Paul Bennewitz
Columbus	Susie Chrisman
Michigan	Brenda Hibbs
Jay C Stores	Peggy Drees
King Soopers	Janie Tow
Mid-Atlantic	Larry Keith Wells
Mid-South	Teresa McGrew
QFC	Jennifer Reynolds
Ralphs	Hiroko Eddow
Food 4 Less	Marcus Charles
Smith’s	Richard Kennedy
Southwest	Galveston Store Team
Pace Dairy of Indiana	Irene Skelton
Bluefield Beverage	Cecelia Latimer
Vandervoort Dairy	Derryl Dears
Country Oven Bakery	Billy Taylor
General Office	Rob Rouse
Convenience Stores	Dora Bradley – Loaf n Jug

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 15, 2009

To All Shareholders of The Kroger Co.:

     The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1241 Elm Street, Cincinnati, Ohio 45202, on June 25, 2009, at 11 a.m., eastern time, for the following purposes:

1.	To elect the directors for the ensuing year;

2.	To consider and act upon a proposal to ratify the selection of independent auditors for the year 2009;

3.	To act upon two shareholder proposals, if properly presented at the annual meeting; and

4.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 27, 2009 will be entitled to vote at the meeting.

ATTENDANCE

     Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the notice of the meeting or your proxy card that was mailed to you as this will serve as your admission ticket.

     YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

     If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, www.thekrogerco.com, at 11 a.m., eastern time.

By order of the Board of Directors,
Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 15, 2009

     Your proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

     David B. Dillon, John T. LaMacchia and Bobby S. Shackouls, all of whom are Kroger directors, have been named members of the Proxy Committee.

     The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first furnished to shareholders on May 15, 2009.

     As of the close of business on April 27, 2009, our outstanding voting securities consisted of 652,371,396 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger’s Secretary, or in person at the meeting, or by appointment of a subsequent proxy. Shareholders may not cumulate votes in the election of directors.

     The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

     Item No. 1, Election of Directors – The election of directors is determined by plurality. Broker non-votes and abstentions will have no effect on this proposal.

     Item No. 2, Selection of Auditors – Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

     Item Nos. 3 and 4, Shareholder Proposals – The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for its adoption. Proxies will be voted AGAINST these proposals unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on these proposals.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS

(ITEM NO. 1)

     The Board of Directors, as now authorized, consists of 15 members. All members are to be elected at the annual meeting to serve until the annual meeting in 2010, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger’s Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. Pursuant to guidelines adopted by the Board, in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election promptly will tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee of our Board of Directors will consider the resignation offer and recommend to the Board whether to accept the resignation.

     The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

	Professional		Director
Name	Occupation (1)	Age	Since
NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE
CONTINUING UNTIL 2010
Reuben V. Anderson	Mr. Anderson is a member in the Jackson, Mississippi office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of Trustmark National Bank and AT&T Inc. He is a member of the Corporate Governance and Public Responsibilities Committees.	66	1991

Robert D. Beyer	Mr. Beyer is Chief Executive Officer of The TCW Group, Inc., an investment management firm, where he has been employed since 1995. From 1991 to 1995, he was the co-Chief Executive Officer of Crescent Capital Corporation, which was acquired by TCW in 1995. Mr. Beyer is a member of the Board of Directors of TCW and its parent, Société Générale Asset Management, S.A. He is also a member of the Board of Directors of The Allstate Corporation. Mr. Beyer is chair of the Financial Policy Committee and a member of the Compensation Committee.	49	1999

David B. Dillon	Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995-1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation.	58	1995

	Professional		Director
Name	Occupation (1)	Age	Since
Susan J. Kropf

Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., from 2001 until her retirement in December 2006. She joined Avon in 1970. Prior to her most recent assignment, Ms. Kropf had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 she was President, Avon U.S. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a member of the Board of Directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. Ms. Kropf is a member of the Audit and Public Responsibilities Committees.

		60	2007

John T. LaMacchia

Mr. LaMacchia served as Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks from September 2001 to May 2007. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From May 1999 to May 2000 Mr. LaMacchia was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. From October 1993 through February 1999, he was President and Chief Executive Officer of Cincinnati Bell Inc. Mr. LaMacchia is chair of the Compensation Committee and a member of the Corporate Governance Committee.

		67	1990

David B. Lewis	Mr. Lewis is Chairman and Chief Executive Officer of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C., Seattle and Hartford. He is a director of H&R Block. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., Lewis & Thompson Agency, Inc., M.A. Hanna, TRW, Inc. and Comerica, Inc. He is chair of the Audit Committee and vice chair of the Public Responsibilities Committee.	64	2002

Don W. McGeorge	Mr. McGeorge was elected President and Chief Operating Officer of Kroger in 2003. Before that he was elected Executive Vice President in 2000 and Senior Vice President in 1997.	54	2003

W. Rodney McMullen	Mr. McMullen was elected Vice Chairman of Kroger in 2003. Before that he was elected Executive Vice President in 1999 and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.	48	2003

Jorge P. Montoya	Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble from 1995 to 1999. Mr. Montoya is a director of Gap, Inc. He is chair of the Public Responsibilities Committee and a member of the Compensation Committee.	62	2007

	Professional		Director
Name	Occupation (1)	Age	Since
Clyde R. Moore	Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is a member of the Compensation and Corporate Governance Committees.	55	1997

Susan M. Phillips

Dr. Phillips is Dean and Professor of Finance at The George Washington University School of Business, a position she has held since 1998. She was a member of the Board of Governors of the Federal Reserve System from December 1991 through June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange and the Chicago Futures Exchange. Dr. Phillips also is a trustee of the Financial Accounting Foundation. She is a member of the Audit and Financial Policy Committees.

		64	2003

Steven R. Rogel

Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company in 1999 and was President and Chief Executive Officer and a director thereof from December 1997 to January 1, 2008 when he relinquished the role of President. He relinquished the CEO role in April of 2008 and retired as Chairman as of April 2009. Before that time Mr. Rogel was Chief Executive Officer, President and a director of Willamette Industries, Inc. He served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. Mr. Rogel is a director of Union Pacific Corporation. He is a member of the Corporate Governance and Financial Policy Committees.

		66	1999

James A. Runde	Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a trustee of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation and Financial Policy Committees.	62	2006

Ronald L. Sargent	Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Mattel, Inc. He is vice chair of the Audit Committee and a member of the Public Responsibilities Committee.	53	2006

	Professional		Director
Name	Occupation (1)	Age	Since
Bobby S. Shackouls

Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective on March 31, 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of ConocoPhillips. He has been appointed by Kroger’s Board to serve as Lead Director. Mr. Shackouls is chair of the Corporate Governance Committee and a member of the Audit Committee.

		58	1999
___________________

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. All Board Committees have charters that can be found on our corporate website at www.thekrogerco.com under Guidelines on Issues of Corporate Governance. During 2008, the Audit Committee met seven times, the Compensation Committee met four times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 8 through 11 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of our Board the compensation of the Chief Executive Officer, determines the compensation of Kroger’s other senior management, and administers certain long-term incentive programs. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board, seeks out qualified candidates for the Board, and reviews the performance of Kroger, the Board, and along with the other independent board members, the CEO.

     The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to our annual meeting in June 2010, together with a description of the proposed nominee’s qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary, and received at our executive offices not later than January 15, 2010. Shareholders who desire to submit a candidate for director should send the name of the proposed candidate, along with information regarding the proposed candidate’s background and experience, to the attention of Kroger’s Secretary at our executive offices. The shareholder also should indicate the number of shares beneficially owned by the shareholder. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

  Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law and government;

  Highest standards of personal character and conduct;

  Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

  Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

     The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

CORPORATE GOVERNANCE

     The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation and Corporate Governance Committees, and the other committees of the Board of Directors, are available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

INDEPENDENCE

     The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon, McGeorge and McMullen, have no material relationships with Kroger and therefore are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any material relationships with us except for those arising directly from their performance of services as a director for Kroger.

LEAD DIRECTOR

     The Lead Director presides over all executive sessions of the non-management directors, serves as the principal liaison between the non-management directors and management, and consults with the Chairman regarding information to be sent to the Board, meeting agendas, and establishing meeting schedules. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director.

AUDIT COMMITTEE EXPERTISE

     The Board of Directors has determined that David B. Lewis, Susan M. Phillips and Ronald L. Sargent, all independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

CODE OF ETHICS

     The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger’s principal executive, financial and accounting officers. The Policy is available on our corporate website at www.thekrogerco. com. Shareholders may obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

COMMUNICATIONS WITH THE BOARD

     The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline

(800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

     Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

ATTENDANCE

     The Board of Directors met seven times in 2008. During 2008, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All fifteen members of the Board then in office attended last year’s annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION – GENERAL PRINCIPLES

     The Compensation Committee of the Board has the primary responsibility for establishing the compensation of Kroger’s executive officers, including the named executive officers who are identified in the Summary Compensation Table below, with the exception of the Chief Executive Officer. The Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those independent Board members establish the CEO’s compensation.

     The Committee’s philosophy on compensation generally applies to all levels of Kroger management. It requires Kroger to:

  Make total compensation competitive;

  Include opportunities for equity ownership as part of compensation; and

  Use incentive compensation to help drive performance by providing superior pay for superior results.

     The following discussion and analysis addresses the compensation of the named executive officers, and the factors considered by the Committee in setting compensation for the named executive officers and making recommendations to the independent Board members in the case of the CEO’s compensation. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

EXECUTIVE COMPENSATION – OBJECTIVES

     The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of the officers with your interests as shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to ensure that the officers achieve Kroger’s long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises judgment to ensure that executive officer compensation does not exceed reasonable and competitive levels in light of Kroger’s performance and the needs of the business.

     To meet these objectives, the Committee has taken a number of steps over the last several years, including the following:

  Conducted an annual review of all components of compensation, quantifying total compensation for the named executive officers on tally sheets. The review includes an assessment for each officer, including the CEO, of salary; performance-based cash compensation, or bonus (both annual and long-term); equity and other long-term incentive compensation; accumulated realized and unrealized stock option gains and restricted stock values; the value of any perquisites; retirement benefits; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

  Considered internal pay equity at Kroger. The Committee is aware of reported concerns at other companies regarding disproportionate compensation awards to chief executive officers. The Committee has assured itself that the compensation of Kroger’s CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

  Recommended share ownership guidelines, adopted by the Board of Directors. These guidelines require directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger stock. The guidelines require the CEO to acquire and maintain ownership of Kroger shares equal to 5 times his base salary; the Vice Chairman and the Chief Operating Officer at 4 times their base salaries; Executive Vice Presidents, Senior Vice Presidents and non-employee directors at 3 times their base salaries or annual cash retainers; and other officers and key executives at 2 times their base salaries.

ESTABLISHING EXECUTIVE COMPENSATION

     The independent members of the Board have the exclusive authority to determine the amount of the CEO’s salary; the bonus potential for the CEO; the nature and amount of any equity awards made to the CEO; and any other compensation questions related to the CEO. In setting the annual bonus potential for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan applicable to all corporate management, including the named executive officers. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO’s bonus potential and the percentage of bonus paid.

     The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee’s annual review of compensation for the named executive officers includes the following:

  A detailed report, by officer, that describes current compensation, the value of equity compensation previously awarded, the value of retirement benefits earned, and any severance or other benefits payable upon a change of control.

  An internal equity comparison of compensation at various senior levels. This current and historical analysis is undertaken to ensure that the relationship of CEO compensation to other senior officer compensation, and senior officer compensation to other levels in the organization, is equitable.

  A report from the Committee’s compensation consultant (described below) comparing named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to ensure that the Committee’s objectives of competitiveness are met.

  A recommendation from the CEO (except in the case of his own compensation) for salary, bonus potential, and equity awards for each of the senior officers including the other named executive officers. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

  Historical information regarding salary, bonus and equity compensation for a 3-year period.

     In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in making its compensation determination.

THE COMMITTEE’S COMPENSATION CONSULTANT AND BENCHMARKING

     The Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. While the parent and affiliated companies of Mercer Human Resource Consulting perform other services for us, the Committee has found that the consultant is independent because (a) he was first engaged by the Committee before he became associated with Mercer; (b) he works exclusively for the Committee and not for our management; (c) he does not benefit from the other work that Mercer performs for Kroger; and (d) neither the consultant nor the consultant’s team perform any other services on behalf of Kroger.

     The consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses base salary; target annual performance-based bonus; target cash compensation (the sum of salary and bonus); annualized long-term incentive awards, such as stock options, other equity awards, and performance-based long-term bonuses; and total direct compensation (the sum of all these elements). The consultant compares these elements against those of other companies in a group of publicly-traded food and drug retailers. For 2008, the group consisted of:

Costco Wholesale	Supervalu
CVS	Target
Great Atlantic & Pacific Tea	Walgreens
Rite Aid	Wal-Mart
Safeway

This peer group is the same group as that used in 2007.

     The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used over time. The consultant also provides the Committee data from companies in “general industry,” a representation of major publicly-traded companies. These data are a reference point, particularly for senior staff positions where competition for talent extends beyond the retail sector.

     Kroger is the second-largest company as measured by annual revenues when compared with this peer group and the largest traditional food and drug retailer. The Committee has therefore sought to ensure that salaries paid to our executive officers are at or above the median paid by competitors for comparable positions and to provide an annual bonus potential to our executive officers that, if annual business plan objectives are achieved, would cause their total cash compensation to be meaningfully above the median.

COMPONENTS OF EXECUTIVE COMPENSATION AT KROGER

     Compensation for our named executive officers is comprised of the following:

  Salary

  Performance-Based Annual Cash Bonus (annual, non-equity incentive pay)

  Performance-Based Long-Term Cash Bonus (long-term, non-equity incentive pay)

  Equity

  Retirement and other benefits

  Perquisites

SALARY

     We provide our named executive officers and other employees a fixed amount of cash compensation – salary – for their work. Salaries for named executive officers (with the exception of the CEO) are established each year by the Committee. The CEO’s salary is established by the independent directors. Salaries for the named executive officers were reviewed in May, as has been customary for the past several years.

     The amount of each executive’s salary is influenced by numerous factors including:

  An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee and the independent directors)

  Benchmarking with comparable positions at peer group companies

  Tenure

  Relationship with the salaries of other executives at Kroger

     The assessment of individual contribution is based on a subjective determination, without the use of performance targets, in the following areas:

  Leadership

  Contribution to the officer group

  Achievement of established objectives, to the extent applicable

  Decision-making abilities

  Performance of the areas or groups directly reporting to the officer

  Increased responsibilities

  Strategic thinking

  Furtherance of Kroger’s core values

     The named executive officers received salary increases, to the amounts shown below, following the annual review of their compensation in May.

	Salaries
	2006	2007	2008
David B. Dillon	$1,150,000	$1,185,000	$1,220,000
J. Michael Schlotman	$505,000	$525,000	$545,000
W. Rodney McMullen	$805,000	$833,000	$860,000
Don W. McGeorge	$805,000	$833,000	$860,000
Donald E. Becker	$575,000	$600,000	$620,000

PERFORMANCE-BASED ANNUAL CASH BONUS

     A large percentage of our employees at all levels, including the named executive officers, are eligible to receive a performance-based annual cash bonus based on Kroger or unit performance. The Committee establishes bonus potentials for each executive officer, other than the CEO whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts, represent the extent to which performance meets or exceeds the thresholds established by the Committee.

     The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual’s level within the organization is a factor in that the Committee believes that more senior executives should have a greater part of their compensation dependent upon Kroger’s performance. Second, the individual’s salary is a factor so that a substantial portion of a named executive officer’s total cash compensation is dependent upon Kroger’s performance. Finally, the Committee considers the report of its compensation consultant to assess the bonus potential of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

     The annual cash bonus potential in effect at the end of the year for each named executive officer is shown below. Mr. Becker’s bonus potential increased during 2006 to reflect an increase in salary and responsibility. The annual cash bonus potentials for Messrs. Schlotman, McMullen, and McGeorge were increased during 2007 based on an analysis performed by the Committee’s independent consultant who concluded that their bonus potentials should be increased to be competitive and from an internal equity point of view. Actual bonus payouts are prorated to reflect changes to bonus potentials during the year.

	Annual Bonus Potential
	2006	2007	2008
David B. Dillon	$1,500,000	$1,500,000	$1,500,000
J. Michael Schlotman	$450,000	$500,000	$500,000
W. Rodney McMullen	$950,000	$1,000,000	$1,000,000
Don W. McGeorge	$950,000	$1,000,000	$1,000,000
Donald E. Becker	$550,000	$550,000	$550,000

     The amount of bonus that the named executive officers earn each year is determined by Kroger’s performance compared to targets established by the Committee based on the business plan adopted by the Board of Directors. In 2008, thirty percent of bonus was earned based on an identical sales target for Kroger’s supermarkets and other business operations; thirty percent was based on a target for EBITDA; thirty percent was based on a set of measures for implementation and results under our strategic plan; and ten percent was based on the performance of new capital projects compared to their budgets. Over time the Committee has placed an increased emphasis on the strategic plan by making the target more difficult to achieve. The bonus plan allows for minimal bonus to be earned at relatively low levels to provide incentive for achieving even higher levels of performance.

     Following the close of the year, the Committee reviewed Kroger’s performance against the identical sales, EBITDA, strategic plan and capital projects objectives and determined the extent to which Kroger achieved those objectives. Kroger’s EBITDA for 2008 was $4.088 billion, exceeding the target established by the Committee at the beginning of the year for 100% payout for that metric. Kroger’s identical sales for 2008 were 4.9%, also exceeding the target for 100% payout of that metric. As a result of the Company’s excellent performance when compared to the targets established by the Committee, and based on the business plan adopted by the Board of Directors, the named executive officers earned 104.948% of their bonus potentials.

     The 2008 targets established by the Committee for annual bonus amounts based on identical sales and EBITDA results, the actual 2008 results, and the bonus percentage earned in each of the four components of named executive officer bonus, were as follows:

	Targets
Component	Minimum	100%	Result	Amount Earned
Identical Sales	3.0%	4.0%	4.9%	43.397%
EBITDA	$3.760 Billion	$4.065 Billion	$4.088 Billion	30.518%
Strategic Plan*				20.790%
Capital Projects*				10.243%
				104.948%
____________________

*	The Strategic Plan and Capital Projects components also were established by the Committee but are not disclosed as they are competitively sensitive.

     In 2008, as in all years, the Committee retained discretion to reduce the bonus payout for named executive officers if the Committee determined for any reason that the bonus payouts were not appropriate. The independent directors retained that discretion for the CEO’s bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year. No adjustments were made to the payout or the targets during 2008.

     The percentage paid for 2008 represented and resulted from an excellent performance against the business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of incentive compensation:

Annual Cash Bonus
Fiscal Year	Percentage
2008	104.948%
2007	128.104%
2006	141.118%
2005	132.094%
2004	55.174%
2003	24.100%
2002	9.900%
2001	31.760%
2000	80.360%
1999	122.130%

     The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2008 are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” These amounts represent the bonus potentials for each named executive officer multiplied by the percentage earned in 2008. In no event can any participant receive a performance-based annual cash bonus in excess of $5,000,000. Beginning with the 2009 annual cash bonus, the maximum amount that a participant, including each named executive officer, can earn is further limited to 200% of the participant’s potential amount.

PERFORMANCE-BASED LONG-TERM CASH BONUS

     After reviewing executive compensation with its consultant in 2005, the Committee determined that the long-term component, which was made up of equity awards, of Kroger’s executive compensation was not competitive. The Committee developed a plan to provide an incentive to the named executive officers to achieve the long-term goals established by the Board of Directors by conditioning a portion of compensation on the achievement of those goals. Beginning in 2006, approximately 140 Kroger executives, including the named executive officers, are eligible to participate in a performance-based cash bonus plan designed to reward participants for improving the long-term performance of Kroger. Bonuses are earned based on the extent to which Kroger advances its strategic plan by:

  improving its performance in four key categories, based on results of customer surveys; and

  reducing total operating costs as a percentage of sales, excluding fuel.

     The 2006 plan consists of two components. The phase-in component measured improvements through fiscal year 2007. The other component measures the improvements through fiscal year 2009. Actual payouts are based on the degree to which improvements are achieved, and are awarded in increments based on the participant’s salary at the end of fiscal year 2005. Participants receive a 1% payout for each point by which the performance in the key categories increases, and a 0.25% payout for each percentage reduction in operating costs. The Committee administers the plan and determines the bonus payout amounts based on achievement of the performance criteria. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2006 plan were 28.78%, and at the end of the phase-in period were 27.89%. Combining this operating cost improvement with our performance in our key categories resulted in payouts for the phase-in component of 36.25% of the participant’s annual salary in effect at the end of fiscal year 2005.

     After reviewing an analysis conducted by its independent compensation consultant in 2007, the Committee determined that continuation of the long-term cash bonus was necessary in order for long-term compensation for the named executive officers to be competitive and to continue to focus the officers on achieving Kroger’s long-term business objectives. As a result, the Committee adopted a 2008 long-term bonus plan under which bonuses are earned based on the extent to which Kroger advances its strategic plan by:

  improving its performance in four key categories, based on results of customer surveys;

  reducing total operating costs as a percentage of sales, excluding fuel; and

  improving its performance in eleven key attributes designed to measure associate satisfaction and one key attribute designed to measure how Kroger’s focus on its values supports how associates do business, based on the results of associate surveys.

     The 2008 plan measures improvements through fiscal year 2011. Participants receive a 1% payout for each point by which the performance in the key categories increases, a 0.25% payout for each percentage reduction in operating costs, and a 1% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2008 Plan were 27.89%. Actual payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant’s salary at the end of fiscal year 2007. In no event can any participant receive a performance-based long-term cash bonus in excess of $5,000,000.

EQUITY

     Awards based on Kroger’s common stock are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interest as shareholders, and Kroger historically has distributed equity awards widely. In 2008, Kroger granted 3,533,505 stock options to approximately 6,850 employees, including the named executive officers, under one of Kroger’s long-term incentive plans. The options permit the holder to purchase Kroger common stock at an option price equal to the closing price of Kroger common stock on the date of the grant. Historically options could be granted at any regularly scheduled meeting of the Committee. In 2008 the Committee adopted a policy of granting options only at one of the four Committee meetings conducted in the same week following Kroger’s public release of its quarterly earnings results.

     Kroger’s long-term incentive plans also provide for other equity-based awards, including restricted stock. During 2008 Kroger awarded 2,515,752 shares of restricted stock to approximately 17,350 employees, including the named executive officers. This amount is comparable to last year but substantially higher than in past years, as in 2006 we began reducing the number of stock options granted and increasing the number of shares of restricted stock awards. The change in Kroger’s broad-based equity program from predominantly stock options to a mixture of options and restricted shares was precipitated by (a) the perception of increased value that restricted shares offer, (b) the retention benefit to Kroger of restricted shares, and (c) changes in accounting conventions that permitted the change without added cost.

     The Committee considers several factors in determining the amount of options and restricted shares awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

  The compensation consultant’s benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;

  The officer’s level in the organization and the internal relationship of equity-based awards within Kroger;

  Individual performance; and

  The recommendation of the CEO, for all named executive officers other than in the case of the CEO.

     The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger associates to participate in equity awards.

     Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

RETIREMENT AND OTHER BENEFITS

     Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2008 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

     Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred during a deferral year bears interest at the rate equal to Kroger’s cost of ten year debt. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

     We adopted The Kroger Co. Employee Protection Plan, or KEPP, during fiscal year 1988. That plan was amended and restated in 2007. All of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants are entitled to severance pay up to 24 months’ salary and bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

     Stock option and restricted stock agreements with participants in Kroger’s long-term incentive plans provide that those awards “vest,” with options becoming immediately exercisable and restrictions on restricted stock lapsing, upon a change in control as described in the agreements.

     None of the named executive officers is party to an employment agreement.

PERQUISITES

     The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2008, the only perquisites provided were:

  payments of premiums of life insurance, accidental death and dismemberment insurance and long term disability insurance policies, and reimbursement of the tax effects of the life insurance and accidental death and dismemberment insurance payments, and reimbursement for the tax effects of participation in a nonqualified retirement plan.

     The life insurance benefit, along with reimbursement of the tax effect of that benefit, was offered beginning several years ago to replace a split-dollar life insurance benefit that was substantially more costly to Kroger. Currently, 164 active executives, including the named executive officers, and 64 retired executives, receive this benefit.

     In addition, the named executive officers are entitled to the following benefits that do not constitute perks as defined by the SEC rules:

  personal use of Kroger aircraft, which officers may lease from Kroger, and pay the average variable cost of operating the aircraft, making officers more available and allowing for a more efficient use of their time; and

  incidental personal use by Kroger’s CEO of a lunch club that is used primarily for business purposes.

     The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation Table and described in more detail in footnote 4 to that table.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Tax laws place a limit of $1,000,000 on the amount of some types of compensation for the CEO and the next four most highly compensated officers that is tax deductible by Kroger. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the CEO and the next four most highly compensated officers is not deductible.

     Kroger’s bonus plans rely on performance criteria, and have been approved by shareholders. As a result, bonuses paid under the plans to the CEO and the next four most highly compensated officers will be deductible by Kroger. In Kroger’s case, this group of individuals is not identical to the group of named executive officers.

     Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K.

Compensation Committee:
     John T. LaMacchia, Chair
     Robert D. Beyer
     Jorge P. Montoya
     Clyde R. Moore
     James A. Runde

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation of the Chief Executive Officer, Chief Financial Officer and each of the Company’s three most highly compensated executive officers other than the CEO and CFO (the “named executive officers”) during fiscal years 2006, 2007 and 2008:

SUMMARY COMPENSATION TABLE
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
				(1)	(1)	(2)	(3)	(4)
David B. Dillon	2008	$1,204,758	—	$1,517,177	$1,373,516	$1,574,220	$2,191,743	$170,307	$8,031,721
Chairman and CEO	2007	$1,173,291	—	$849,743	$3,739,167	$2,320,310	$922,570	$168,543	$9,173,624
	2006	$1,155,991	—	$519,160	$3,311,870	$2,116,770	$2,833,415	$142,437	$10,079,643

J. Michael Schlotman	2008	$537,124	—	$130,386	$260,890	$524,740	$292,491	$41,135	$1,786,766
Senior Vice President	2007	$518,726	—	$83,207	$312,554	$788,864	$202,069	$38,690	$1,994,110
and CFO	2006	$499,099	—	$97,835	$339,653	$635,031	$331,079	$31,819	$1,934,516

W. Rodney McMullen	2008	$848,686	—	$408,313	$626,386	$1,049,480	$348,933	$59,900	$3,341,698
Vice Chairman	2007	$823,948	—	$220,907	$741,288	$1,546,472	$216,946	$57,367	$3,606,928
	2006	$809,969	—	$195,956	$794,327	$1,340,621	$499,583	$44,530	$3,684,986

Don W. McGeorge	2008	$848,686	—	$408,313	$798,434	$1,049,480	$723,203	$107,203	$3,935,319
President and COO	2007	$823,948	—	$220,907	$850,480	$1,546,472	$536,736	$105,803	$4,084,346
	2006	$809,969	—	$195,956	$811,355	$1,340,621	$904,099	$83,891	$4,145,891

Donald E. Becker	2008	$611,712	—	$565,482	$241,792	$577,214	$902,879	$120,668	$3,019,747
Executive Vice	2007	$592,312	—	$385,421	$577,329	$900,322	$657,628	$121,428	$3,234,440
President	2006	$575,413	—	$533,782	$576,090	$767,496	$920,760	$87,552	$3,461,093
____________________

(1)	This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the consolidated financial statements in the Company’s Form 10-K filed with the SEC on March 31, 2009. Expense for 2008 excludes 6% estimate of cumulative forfeitures for both non-qualified stock options and restricted stock awards. This amount includes an acceleration of expense for options granted in 2008 to those reaching age 62 with at least 5 years of service during the option vesting period, and an acceleration of expense for options granted in 2007 and 2006 to those reaching age 55 with at least 5 years of service during the option vesting period. Options granted in years prior to 2006 are expensed over the vesting period without regard to age or years of service of the optionee. The named executive officers had no forfeitures in the years presented.
(2)	Non-equity incentive plan compensation for 2008 consists of payments under an annual cash bonus program. In accordance with the terms of the 2008 performance-based annual cash bonus program, Kroger paid 104.948% of bonus potentials for the executive officers including the named executive officers. These amounts were earned with respect to performance in 2008, and paid in March 2009.

(3)	Amounts are attributable to change in pension value and preferential earnings on nonqualified deferred compensation. During 2008, pension values increased significantly primarily due to increases in final average earnings used in determining pension benefits. Since the benefits are based on final average earnings and service, the effect of the final average earnings increase is larger for those with longer service. Please refer to the Pension Benefits table for further information regarding credited service. The amount listed for Mr. McMullen includes preferential earnings on nonqualified deferred compensation in the amount of $2,329 and change in pension value in the amount of $346,604. The amounts for the remaining named executive officers represent only change in pension value.
(4)	The following table provides the items and amounts included in All Other Compensation for 2008:

			Accidental	Tax Effect of		Tax Effect of
		Tax Effect	Death and	Accidental	Long Term	Participation in
	Life	of Life	Dismemberment	Death and	Disability	Nonqualified
	Insurance	Insurance	Insurance	Dismemberment	Insurance	Retirement
	Premium	Premium	Premium	Premium	Premium	Plan
Mr. Dillon	$90,339	$55,602	$228	$140	—	$23,998
Mr. Schlotman	$21,599	$12,494	$228	$132	—	$6,682
Mr. McMullen	$28,367	$16,957	$228	$136	$2,778	$11,434
Mr. McGeorge	$55,989	$32,858	$228	$134	—	$17,994
Mr. Becker	$58,542	$36,041	$228	$140	$2,852	$22,865

The life insurance and payment of the tax effect of the premium payment by Kroger have been offered over the past several years to a large number of executives, including the named executive officers, in substitution for split-dollar life insurance coverage that was substantially more costly to Kroger. Excluded from the amounts shown in the table is income imputed to the named executive officer when accompanied on our aircraft during business travel by non-business travelers. These amounts for Mr. Dillon and Mr. Schlotman, calculated using the applicable terminal charge and Standard Industry Fare Level (SIFL) mileage rates, were $3,046 and $793, respectively. The other named executive officers had no such imputed income for 2008. Separately, we require that officers who make personal use of our aircraft reimburse us for the average variable cost associated with the operation of the aircraft on such flights in accordance with a time-sharing arrangement consistent with FAA regulations. Also excluded is the pro rata portion of annual membership dues at a lunch club used primarily for business purposes but used by Mr. Dillon on occasion for personal use. That pro rata portion equals $147.

GRANTS OF PLAN-BASED AWARDS

     The following table provides information about equity and non-equity awards granted to the named executive officers in 2008:

2008 GRANTS OF PLAN-BASED AWARDS
		Estimated Possible
		Payouts Under	Estimated Future	Exercise	Grant
		Non-Equity	Payouts Under	or Base	Date Fair
		Incentive Plan	Equity Incentive	Price of	Value of
		Awards	Plan Awards	Option	Stock and
	Grant	Target	Target	Awards	Option
Name	Date	($)	(#)	($/Sh)	Awards
				(5)
David B. Dillon		$1,500,000(1)
		$1,185,000(2)
	6/26/2008		115,000(3)		$3,290,150
	6/26/2008		225,000(4)	$28.61	$2,015,123
J. Michael Schlotman		$500,000(1)
		$525,000(2)
	6/26/2008		10,000(3)		$286,100
	6/26/2008		20,000(4)	$28.61	$179,122
W. Rodney McMullen		$1,000,000(1)
		$833,000(2)
	6/26/2008		35,000(3)		$1,001,350
	6/26/2008		65,000(4)	$28.61	$582,147
Don W. McGeorge		$1,000,000(1)
		$833,000(2)
	6/26/2008		35,000(3)		$1,001,350
	6/26/2008		65,000(4)	$28.61	$582,147
Donald E. Becker		$550,000(1)
		$600,000(2)
	6/26/2008		42,500(3)		$1,215,925
	6/26/2008		25,000(4)	$28.61	$233,903
____________________

(1)	This amount represents the bonus potential of the named executive officer under the Company’s 2008 performance-based annual cash bonus program. By the terms of this plan, no single cash bonus to a participant may exceed $5,000,000. The amount actually earned under this plan is shown in the Summary Compensation Table.
(2)	This amount represents the bonus potential of the named executive officer under the Company’s performance-based 2008 Long-Term Bonus Plan, a performance-based long-term cash bonus program. “Target” amounts equal the annual base salaries of the respective named executive officers as of the last day of fiscal year 2007. Bonuses are determined upon completion of the performance period as of fiscal year ending 2011. By the terms of this plan, no single cash bonus to a participant may exceed $5,000,000.
(3)	This amount represents the number of restricted shares awarded under one of the Company’s long-term incentive plans.
(4)	This amount represents the number of stock options granted under one of the Company’s long-term incentive plans.
(5)	Options are granted at fair market value of Kroger common stock on the date of the grant. Fair market value is defined as the closing price of Kroger stock on the date of the grant.

     The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, established bonus potentials, shown in this table as “target” amounts, for the performance-based annual cash bonus award for the named executive officers. Amounts were payable to the extent that performance met specific objectives established at the beginning of the performance period. As described in the Compensation Discussion and Analysis, actual earnings can exceed the target amounts if performance exceeds the thresholds.

     Restrictions on restricted stock awards made to the named executive officers lapse in equal amounts on each of the five anniversaries of the date the award is made, as long as the officer is then in our employ, except restrictions on 30,000 shares awarded to Mr. Becker in 2008 lapse in 2011 if he is then in our employ. Any dividends declared on Kroger common stock are payable on restricted stock. Nonqualified stock options granted to the named executive officers vest in equal amounts on each of the five anniversaries of the date of grant. Those options were granted at the fair market value of Kroger common stock on the date of the grant. Options are granted only on one of the four dates of board meetings conducted in the same week following Kroger’s public release of its quarterly earnings results.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table discloses outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal year 2008. Each outstanding award is shown separately. Option awards include performance-based nonqualified stock options. The vesting schedule for each award is described in the footnotes to this table.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
	Option Awards					Stock Awards
			Equity
			Incentive
			Plan Awards:					Market
	Number of	Number of	Number of					Value of
	Securities	Securities	Securities			Number of		Shares or
	Underlying	Underlying	Underlying			Shares or		Units of
	Unexercised	Unexercised	Unexercised	Option		Units of Stock		Stock That
	Options	Options	Unearned	Exercise	Option	That Have		Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)
David B. Dillon	50,000			$27.17	5/27/2009	72,000	(9)	$1,620,000
	50,000			$27.17	5/27/2009	88,000	(10)	$1,980,000
	175,000			$16.59	2/11/2010	115,000	(11)	$2,587,500
			35,000(6)	$16.59	2/11/2010
	35,000			$24.43	5/10/2011
			35,000(7)	$24.43	5/10/2011
	70,000			$23.00	5/9/2012
			35,000(8)	$23.00	5/9/2012
	210,000			$14.93	12/12/2012
	240,000	60,000(1)		$17.31	5/6/2014
	180,000	120,000(2)		$16.39	5/5/2015
	96,000	144,000(3)		$19.94	5/4/2016
	44,000	176,000(4)		$28.27	6/28/2017
		225,000(5)		$28.61	6/26/2018

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
	Option Awards						Stock Awards
				Equity
				Incentive
				Plan Awards:					Market
	Number of	Number of		Number of					Value of
	Securities	Securities		Securities			Number of		Shares or
	Underlying	Underlying		Underlying			Shares or		Units of
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That
	Options	Options		Unearned	Exercise	Option	That Have		Have Not
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)
J. Michael Schlotman	10,000				$27.17	5/27/2009	6,000	(9)	$135,000
	10,000				$27.17	5/27/2009	8,000	(10)	$180,000
				10,000 (6)	$16.59	2/11/2010	10,000	(11)	$225,000
	10,000				$24.43	5/10/2011
				10,000 (7)	$24.43	5/10/2011
	20,000				$23.00	5/9/2012
				10,000 (8)	$23.00	5/9/2012
	60,000				$14.93	12/12/2012
	32,000	8,000	(1)		$17.31	5/6/2014
	24,000	16,000	(2)		$16.39	5/5/2015
	8,000	12,000	(3)		$19.94	5/4/2016
	4,000	16,000	(4)		$28.27	6/28/2017
		20,000	(5)		$28.61	6/26/2018
W. Rodney McMullen	30,000				$27.17	5/27/2009	18,000	(9)	$405,000
	30,000				$27.17	5/27/2009	24,000	(10)	$540,000
	125,000				$16.59	2/11/2010	35,000	(11)	$787,500
				25,000 (6)	$16.59	2/11/2010
	25,000				$24.43	5/10/2011
				25,000 (7)	$24.43	5/10/2011
	50,000				$23.00	5/9/2012
				25,000 (8)	$23.00	5/9/2012
	150,000				$14.93	12/12/2012
	60,000	15,000	(1)		$17.31	5/6/2014
	45,000	30,000	(2)		$16.39	5/5/2015
	24,000	36,000	(3)		$19.94	5/4/2016
	12,000	48,000	(4)		$28.27	6/28/2017
		65,000	(5)		$28.61	6/26/2018

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
	Option Awards						Stock Awards
				Equity
				Incentive
				Plan Awards:					Market
	Number of	Number of		Number of					Value of
	Securities	Securities		Securities			Number of		Shares or
	Underlying	Underlying		Underlying			Shares or		Units of
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That
	Options	Options		Unearned	Exercise	Option	That Have		Have Not
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)
Don W. McGeorge	30,000				$27.17	5/27/2009	18,000	(9)	$405,000
	30,000				$27.17	5/27/2009	24,000	(10)	$540,000
	125,000				$16.59	2/11/2010	35,000	(11)	$787,500
				25,000 (6)	$16.59	2/11/2010
	25,000				$24.43	5/10/2011
				25,000 (7)	$24.43	5/10/2011
	50,000				$23.00	5/9/2012
				25,000 (8)	$23.00	5/9/2012
	150,000				$14.93	12/12/2012
	60,000	15,000	(1)		$17.31	5/6/2014
	45,000	30,000	(2)		$16.39	5/5/2015
	24,000	36,000	(3)		$19.94	5/4/2016
	12,000	48,000	(4)		$28.27	6/28/2017
		65,000	(5)		$28.61	6/26/2018
Donald E. Becker	18,000				$27.17	5/27/2009	7,500	(9)	$168,750
	18,000				$27.17	5/27/2009	10,000	(10)	$225,000
				15,000 (6)	$16.59	2/11/2010	12,500	(11)	$281,250
	12,500				$24.43	5/10/2011	30,000	(12)	$675,000
				12,500 (7)	$24.43	5/10/2011
	26,667				$23.00	5/9/2012
				13,333 (8)	$23.00	5/9/2012
	80,000				$14.93	12/12/2012
	32,000	8,000	(1)		$17.31	5/6/2014
	24,000	16,000	(2)		$16.39	5/5/2015
	10,000	15,000	(3)		$19.94	5/4/2016
	5,000	20,000	(4)		$28.27	6/28/2017
		25,000	(5)		$28.61	6/26/2018
____________________

(1)	Stock options vest on 5/6/2009.
(2)	Stock options vest in equal amounts on 5/5/2009 and 5/5/2010.
(3)	Stock options vest in equal amounts on 5/4/2009, 5/4/2010 and 5/4/2011.
(4)	Stock options vest in equal amounts on 6/28/2009, 6/28/2010, 6/28/2011 and 6/28/2012.
(5)	Stock options vest in equal amounts on 6/26/2009, 6/26/2010, 6/26/2011, 6/26/2012 and 6/26/2013.
(6)	Performance stock options vest on 8/11/2009 or earlier if performance criteria is satisfied prior to such date.
(7)	Performance stock options vest on 11/10/2010 or earlier if performance criteria is satisfied prior to such date.

(8)	Performance stock options vest on 11/9/2011 or earlier if performance criteria is satisfied prior to such date.
(9)	Restricted stock vests in equal amounts on 5/4/2009, 5/4/2010 and 5/4/2011.
(10)	Restricted stock vests in equal amounts on 6/28/2009, 6/28/2010, 6/28/2011 and 6/28/2012.
(11)	Restricted stock vests in equal amounts on 6/26/2009, 6/26/2010, 6/26/2011, 6/26/2012 and 6/26/2013.
(12)	Restricted stock vests as follows: 30,000 shares on 6/26/2011.

     From 1997 through 2002, Kroger granted to the named executive officers performance-based nonqualified stock options. These options, having a term of ten years, vest six months prior to their date of expiration unless earlier vesting because Kroger’s stock price has achieved the specified annual rate of appreciation set forth in the stock option agreement. That rate ranged from 13 to 16%. To date, only the performance-based options granted in 1997, 1998 and 1999 have vested.

OPTION EXERCISES AND STOCK VESTED

     The following table provides the stock options exercised and restricted stock vested during 2008.

2008 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David B. Dillon	35,000	$76,846	46,000	$1,283,820
J. Michael Schlotman	68,000	$670,491	4,000	$111,760
W. Rodney McMullen	60,000	$93,936	12,000	$335,280
Don W. McGeorge	45,000	$127,602	12,000	$335,280
Donald E. Becker	111,000	$1,053,577	35,000	$951,800

     Options granted under our various long-term incentive plans have a ten-year life and expire if not exercised within that ten-year period.

PENSION BENEFITS

     The following table provides information on pension benefits as of 2008 year-end for the named executive officers.

2008 PENSION BENEFITS
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
David B. Dillon	The Kroger Consolidated Retirement Benefit Plan	13	$310,118	$0
	The Kroger Co. Excess Benefit Plan	13	$3,646,372	$0
	Dillon Companies, Inc. Excess Benefit Pension Plan	20	$4,388,300	$0

J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan	23	$351,953	$0
	The Kroger Co. Excess Benefit Plan	23	$1,219,657	$0

W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan	23	$301,799	$0
	The Kroger Co. Excess Benefit Plan	23	$2,246,547	$0

Don W. McGeorge	The Kroger Consolidated Retirement Benefit Plan	29	$540,529	$0
	The Kroger Co. Excess Benefit Plan	29	$4,058,060	$0

Donald E. Becker	The Kroger Consolidated Retirement Benefit Plan	34	$951,438	$0
	The Kroger Co. Excess Benefit Plan	34	$4,060,346	$0

     The named executive officers all participate in The Kroger Consolidated Retirement Benefit Plan (the “Consolidated Plan”), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of the named executive officers is eligible for these grandfathered benefits under the Consolidated Plan. Their benefits, therefore, are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. Pension Plan formula covering service to Dillon Companies, Inc.

     The named executive officers also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the “Kroger Excess Plan”), and Mr. Dillon also is eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan (the “Dillon Excess Plan”). These plans are collectively referred to as the “Excess Plans.” The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code. The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under qualified plans in accordance with the Internal Revenue Code.

     Each of the named executive officers will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:

  1½% times years of credited service multiplied by the average of the highest five consecutive years of total earnings (base salary and annual bonus) during the last ten calendar years of employment, reduced by 1¼% times years of credited service multiplied by the primary social security benefit;

  normal retirement age is 65;

  unreduced benefits are payable beginning at age 62; and

  benefits payable between ages 55 and 62 will be reduced by ⅓ of one percent for each of the first 24 months and by ½ of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

     Although participants generally receive credited service beginning at age 21, those participants who commenced employment prior to 1986, including all of the named executive officers, began to accrue credited service after attaining age 25. In the event of a termination of employment, Mr. Becker and Mr. Dillon currently are eligible for a reduced early retirement benefit, as they each have attained age 55.

     Mr. Dillon also participates in the Dillon Employees’ Profit Sharing Plan (the “Dillon Plan”). The Dillon Plan is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are then allocated to each participant’s account. Participation in the Dillon Plan was frozen effective January 1, 2001. Participants in the Dillon Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Plan benefit in the form of either a lump sum payment or installment payments.

     Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, Mr. Dillon’s accrued benefit under the Dillon Plan offsets a portion of the benefit that would otherwise accrue for him under those plans for his service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

     The assumptions used in calculating the present values are set forth in Note 13 to the consolidated financial statements in the Company’s Form 10-K filed with the SEC on March 31, 2009. The discount rate used to determine the present values is 7%, which is the same rate used at the measurement date for financial reporting purposes.

NONQUALIFIED DEFERRED COMPENSATION

     The following table provides information on nonqualified deferred compensation for the named executive officers for 2008.

2008 NONQUALIFIED DEFERRED COMPENSATION
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
David B. Dillon	$0	$0	$41,838	$0	$604,569
J. Michael Schlotman	$0	$0	$0	$0	$0
W. Rodney McMullen	$347,692 (1)	$0	$275,083	$0	$4,157,956
Don W. McGeorge	$0	$0	$15,457	$0	$195,107
Donald E. Becker	$0	$0	$0	$0	$0
____________________

(1)

The amount of $97,692 is included in the executive’s 2008 base salary in the Summary Compensation Table. The amount of $250,000 represents the deferral of annual bonus earned in fiscal year 2007 and paid in March 2008. This amount is included in the Summary Compensation Table for 2007.

     Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as 100% of their annual and long-term bonus compensation. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of 10-year debt as determined by Kroger’s CEO prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

DIRECTOR COMPENSATION

     The following table describes the fiscal year 2008 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

2008 DIRECTOR COMPENSATION
							Change in
							Pension Value
							and
	Fees						Nonqualified
	Earned					Non-Equity	Deferred		All
	or Paid	Stock		Option		Incentive Plan	Compensation		Other
	in Cash	Awards		Awards		Compensation	Earnings		Compensation	Total
Name	($)	($)		($)		($)	($)		($)	($)
		(2)		(3)					(15)
Reuben V. Anderson	$74,589	$63,020	(4)	$77,792	(6)	$0	—	(13)	$114	$215,515
Robert D. Beyer	$86,523	$63,020	(4)	$43,733	(6)	$0	$392	(14)	$114	$193,782
John L. Clendenin (1)	$30,839	—	(5)	$42,909	(7)	$0	$151	(14)	$114	$74,013
Susan J. Kropf	$84,086	$38,563	(4)	$11,601	(8)	$0	N/A		$114	$134,364
John T. LaMacchia	$86,523	$63,020	(4)	$77,792	(6)	$0	$3,208	(13)	$114	$230,657
David B. Lewis	$96,465	$63,020	(4)	$77,792	(9)	$0	N/A		$114	$237,391
Jorge P. Montoya	$81,589	$38,563	(4)	$13,646	(8)	$0	N/A		$114	$133,912
Clyde R. Moore	$78,699	$63,020	(4)	$77,829	(6)	$0	$7	(13)	$114	$219,669
Katherine D. Ortega (1)	$35,773	—	(5)	$42,909	(10)	$0	N/A		$114	$78,796
Susan M. Phillips	$84,542	$63,020	(4)	$109,299	(11)	$0	$192	(14)	$114	$257,167
Steven R. Rogel	$83,634	$63,020	(4)	$77,792	(6)	$0	N/A		$114	$224,560
James A. Runde	$74,589	$63,020	(4)	$21,402	(12)	$0	N/A		$114	$159,125
Ronald L. Sargent	$84,530	$63,020	(4)	$19,162	(12)	$0	N/A		$114	$166,826
Bobby S. Shackouls	$98,265	$63,020	(4)	$26,472	(6)	$0	N/A		$114	$187,871
____________________

(1)	Retired from the Board on June 26, 2008.
(2)

This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the consolidated financial statements in the Company’s Form 10-K filed with the SEC on March 31, 2009. Expense for 2008 excludes 6% estimate of cumulative forfeitures for restricted stock awards. The grant date fair value of the award of 3,250 shares of restricted stock to each Board member on December 11, 2008 was $84,955.

(3)

This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the consolidated financial statements in the Company’s Form 10-K filed with the SEC on March 31, 2009. Expense for 2008 excludes 6% estimate of cumulative forfeitures for non-qualified stock option awards. This amount includes an acceleration of expense for options granted in 2008 to those reaching age 62 with at least 5 years of service during the option vesting period, and an acceleration of expense for options granted in 2007 and 2006 to those reaching age 55 with at least 5 years of service during the option vesting period. Options granted in years prior to 2006 are expensed over the vesting period without regard to age or years of service of the optionee. The grant date fair value of the award of 6,500 stock options to each Board member on December 11, 2008 was $53,189.

(4)	Aggregate number of stock awards outstanding at fiscal year end was 4,500 shares.
(5)	Amounts are negative, reflecting the reversal of the previously booked expense due to the director’s retirement prior to the end of the fiscal year.
(6)	Aggregate number of stock options outstanding at fiscal year end was 44,500 shares.
(7)	Aggregate number of stock options outstanding at fiscal year end was 38,000 shares.
(8)	Aggregate number of stock options outstanding at fiscal year end was 11,500 shares.
(9)	Aggregate number of stock options outstanding at fiscal year end was 36,500 shares.
(10)	Aggregate number of stock options outstanding at fiscal year end was 29,000 shares.
(11)	Aggregate number of stock options outstanding at fiscal year end was 26,500 shares.
(12)	Aggregate number of stock options outstanding at fiscal year end was 16,500 shares.
(13)

This amount reflects the change in pension value for the applicable directors. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan. Mr. Anderson’s pension value decreased by $2,715. In accordance with SEC rules, negative amounts are required to be disclosed, but not reflected in the sum of total compensation.

(14)	This amount reflects preferential earnings on nonqualified deferred compensation.
(15)

This amount reflects the cost to the Company per director for providing accidental death and dismemberment insurance coverage for non-employee directors. These premiums are paid on an annual basis in February.

     Each non-employee director receives an annual retainer of $75,000. The chair of each committee receives an additional annual retainer of $12,000. Each member of the Audit Committee receives an additional annual retainer of $10,000. The director designated as the “Lead Director” received an additional annual retainer of $10,000 through December 31, 2008. Each non-employee director also receives annually, at the regularly scheduled meeting held in December, restricted stock and nonqualified stock option awards. The Corporate Governance Committee retained Mercer Human Resource Consulting to review non-employee director compensation and determined that equity awards to the non-employee directors, and the additional annual retainer to the Lead Director, were not competitive. Accordingly, non-employee directors received an award of 3,250 shares of restricted stock, compared to 2,500 shares in the prior year, and an award of 6,500 nonqualified stock options, compared to 5,000 stock options in the prior year. Effective January 1, 2009, the Lead Director’s additional annual retainer was increased to $20,000.

     Non-employee directors first elected prior to July 17, 1997 receive a major medical plan benefit as well as an unfunded retirement benefit. The retirement benefit equals the average cash compensation for the five calendar years preceding retirement. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65.

     We also maintain a deferred compensation plan, in which all non-employee members of the Board are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:

  interest accrues during the deferral year based on that rate of interest determined at the beginning of the deferral year to equal our cost of ten-year debt; and

  amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common stock.

     In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participants at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

     The Board has determined that compensation of non-employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on Kroger’s Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Kroger has no contracts, agreements, plans or arrangements that provide for payments to the named executive officers in connection with resignation, severance, retirement, termination, or change in control, except for those available generally to salaried employees. The Kroger Co. Employee Protection Plan, or KEPP, applies to all management employees and administrative support personnel who are not covered by a collective bargaining agreement, with at least one year of service, and provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger. For purposes of KEPP, a change in control occurs if:

  any person or entity (excluding Kroger’s employee benefit plans) acquires 20% or more of the voting power of Kroger;

  a merger, consolidation, share exchange, division, or other reorganization or transaction with Kroger results in Kroger’s voting securities existing prior to that event representing less than 60% of the combined voting power immediately after the event;

  Kroger’s shareholders approve a plan of complete liquidation or winding up of Kroger or an agreement for the sale or disposition of all or substantially all of Kroger’s assets; or

  during any period of 24 consecutive months, individuals at the beginning of the period who constituted Kroger’s Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

     Assuming that a change in control occurred on the last day of Kroger’s fiscal year 2008, and the named executive officers had their employment terminated, they would receive a maximum payment or, in the case of group term life insurance, a benefit having a cost to Kroger in the amounts shown below:

		Additional	Accrued
	Severance	Vacation and	and Banked	Group Term	Tuition	Outplacement
Name	Benefit	Bonus	Vacation	Life Insurance	Reimbursement	Reimbursement
David B. Dillon	$5,059,190	$120,864	$563,077	$29	$5,000	$10,000
J. Michael Schlotman	$1,923,238	$39,959	$251,538	$29	$5,000	$10,000
W. Rodney McMullen	$3,426,302	$79,365	$413,462	$29	$5,000	$10,000
Don W. McGeorge	$3,426,302	$79,365	$215,000	$29	$5,000	$10,000
Donald E. Becker	$2,196,332	$45,809	$476,923	$29	$5,000	$10,000

     Each of the named executive officers also is entitled to continuation of health care coverage for up to 24 months at the same contribution rate as existed prior to the change in control. The cost to Kroger cannot be calculated, as Kroger self insures the health care benefit and the cost is based on the health care services utilized by the participant and eligible dependents.

     Under KEPP benefits will be reduced, to the extent necessary, so that payments to an executive officer will in no event exceed 2.99 times the officer’s average W-2 earnings over the preceding five years.

     Kroger’s change in control benefits under KEPP and under stock option and restricted stock agreements are discussed further in the Compensation Discussion and Analysis section under the “Retirement and Other Benefits” heading.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of February 13, 2009, Kroger’s directors, the named executive officers, and the directors and executive officers as a group, beneficially owned shares of Kroger’s common stock as follows:

	Amount and Nature
	of
Name	Beneficial Ownership
Reuben V. Anderson	68,515	(1)
Donald E. Becker	390,704	(2)(3)(4)
Robert D. Beyer	110,562	(1)
David B. Dillon	2,206,057	(2)(3)(5)
Susan J. Kropf	8,750	(6)
John T. LaMacchia	80,350	(1)
David B. Lewis	36,250	(7)
Don W. McGeorge	830,663	(2)(8)
W. Rodney McMullen	1,039,323	(2)(3)
Jorge P. Montoya	6,750	(6)
Clyde R. Moore	59,250	(1)
Susan M. Phillips	36,785	(9)
Steven R. Rogel	57,778	(1)
James A. Runde	11,250	(10)
Ronald L. Sargent	13,250	(10)
J. Michael Schlotman	273,742	(2)(3)(11)
Bobby S. Shackouls	44,750	(1)
Directors and Executive Officers as a group (including those named above)	7,772,703	(2)(3)(12)

(1)	This amount includes 27,000 shares that represent options that are or become exercisable on or before April 14, 2009.
(2)

This amount includes shares that represent options that are or become exercisable on or before April 14, 2009, in the following amounts: Mr. Becker, 226,167; Mr. Dillon, 1,150,000; Mr. McGeorge, 551,000; Mr. McMullen, 551,000; Mr. Schlotman, 178,000; and all directors and executive officers as a group, 4,460,434.

(3)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.
(4)	This amount includes 10,228 shares owned by Mr. Becker’s wife. Mr. Becker disclaims beneficial ownership of these shares.
(5)	This amount includes 168,432 shares owned by Mr. Dillon’s wife, and 18,008 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.
(6)	This amount includes 1,000 shares that represent options that are or become exercisable on or before April 14, 2009.
(7)	This amount includes 19,000 shares that represent options that are or become exercisable on or before April 14, 2009.
(8)	This amount includes 10,115 shares owned by Mr. McGeorge’s wife. Mr. McGeorge disclaims beneficial ownership of these shares.

(9)	This amount includes 9,000 shares that represent options that are or become exercisable on or before April 14, 2009.
(10)	This amount includes 3,000 shares that represent options that are or become exercisable on or before April 14, 2009.
(11)	This amount includes 2,805 shares owned by Mr. Schlotman’s son. Mr. Schlotman disclaims beneficial ownership of these shares.
(12)

The figure shown includes an aggregate of 320 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

     No director or officer owned as much as 1% of the common stock of Kroger. The directors and executive officers as a group beneficially owned 1% of the common stock of Kroger.

     No director or officer owned Kroger common stock pledged as security.

     As of February 13, 2009, the following reported beneficial ownership of Kroger common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

		Amount and
		Nature of	Percentage
Name	Address of Beneficial Owner	Ownership	of Class
The Kroger Co. Savings Plan	1014 Vine Street	35,055,853 (1)	5.4%
	Cincinnati, OH 45202
____________________

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of forms received by Kroger, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2008 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied.

RELATED PERSON TRANSACTIONS

     Pursuant to our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, Kroger has the following related person transactions, which were approved by Kroger’s Audit Committee, to disclose:

  During fiscal year 2008, Kroger entered into a series of purchase transactions with Weyerhaeuser Company, totaling approximately $36 million, involving primarily the purchase of corrugate and other paper products used for packaging at Kroger’s manufacturing facilities. This amount represents substantially less than 2% of Weyerhaeuser’s annual consolidated gross revenue. A significant portion of these purchases was conducted via a competitive bidding process. Steven R. Rogel, a member of Kroger’s Board of Directors, was CEO of Weyerhaeuser for a portion of fiscal year 2008, and Chairman of the Board of Weyerhaeuser for all of 2008.

  During fiscal year 2008, First Service Networks provided facility maintenance services totaling approximately $150,000 to Kroger’s Ralphs subsidiary. This amount represents substantially less than 2% of First Service Networks’ annual consolidated gross revenue. Clyde R. Moore, a member of Kroger’s Board of Directors, is Chairman and Chief Executive Officer of First Service Networks. Kroger’s relationship existed prior to Mr. Moore’s affiliation with First Service Networks.

  During fiscal year 2008, Kroger entered into a series of purchase transactions with Staples, Inc., totaling approximately $12 million, involving primarily the purchase of office supplies. This amount represents substantially less than 2% of Staples’ annual consolidated gross revenue. Virtually all of this amount represents purchases from Corporate Express from and after July 2008 when Corporate Express was acquired by Staples. Kroger’s relationship with Corporate Express existed prior to its acquisition by Staples. Ronald L. Sargent, a member of Kroger’s Board of Directors, is Chairman and Chief Executive Officer of Staples.

  During fiscal year 2008, Kroger paid J.P. Morgan/Chase approximately $3 million for commercial banking and investment banking fees. This amount represents substantially less than 2% of J.P. Morgan/Chase’s annual consolidated gross revenue. The son of Kroger CFO J. Michael Schlotman was employed by J.P. Morgan during fiscal year 2008, but had no responsibility for or involvement with any services provided to Kroger.

     Director independence is discussed above under the heading “Information Concerning the Board of Directors.” Kroger’s policy on related person transactions is as follows:

STATEMENT OF POLICY
WITH RESPECT TO
RELATED PERSON TRANSACTIONS

A. INTRODUCTION

     It is the policy of Kroger’s Board of Directors that any Related Person Transaction may be consummated or may continue only if the Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

     For the purposes of this policy, a “Related Person” is:

1.	any person who is, or at any time since the beginning of Kroger’s last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

2.	any person who is known to be the beneficial owner of more than 5% of any class of Kroger’s voting securities; and

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

     For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger’s last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

     Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

1.	Certain Transactions with Other Companies. Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person’s only relationship is as an employee (including an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s annual consolidated gross revenues.

2.	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person’s only relationship is as an employee (including an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization’s latest publicly available annual consolidated gross revenues.

3.	Transactions where all Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

4.	Executive Officer and Director Compensation. (a) Any employment by Kroger of an executive officer if the executive officer’s compensation is required to be reported in Kroger’s proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer’s compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger’s proxy statement.

5.	Other Transactions. (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B. AUDIT COMMITTEE APPROVAL

     In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

     In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

     If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

     The Committee (or the Chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment.

     No director will participate in any discussion or approval of a Related Person Transaction for which he or she, or an immediate family member (as defined above), is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C. DISCLOSURE

     Kroger will disclose all Related Person Transactions in Kroger’s applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

AUDIT COMMITTEE REPORT

     The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal year 2009 and is available on the Company’s website at http://www.thekrogerco.com/documents/GuidelinesIssues.pdf. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held seven meetings during fiscal year 2008. The Audit Committee meets separately at least quarterly with the Company’s internal auditor and PricewaterhouseCoopers LLP, the Company’s independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately at least quarterly with the Company’s Chief Financial Officer and General Counsel. Following these separate discussions, the Audit Committee meets in executive session.

     Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended January 31, 2009, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 31, 2009, and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication With Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee has reviewed and approved in advance all services provided to the Company by PricewaterhouseCoopers LLP. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

     Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, as filed with the SEC.

     This report is submitted by the Audit Committee.

David B. Lewis, Chair

Ronald L. Sargent, Vice Chair

Susan J. Kropf

Susan M. Phillips

Bobby S. Shackouls

SELECTION OF AUDITORS
(ITEM NO. 2)

     The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 11, 2009, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending January 30, 2010. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger’s independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

DISCLOSURE OF AUDITOR FEES

     The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended January 31, 2009 and February 2, 2008:

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees	$4,093,444	$4,221,063
Audit-Related Fees	54,248	122,878
Tax Fees	—	—
All Other Fees	—	—
Total	$4,147,692	$4,343,941

     Audit Fees for the years ended January 31, 2009 and February 2, 2008, respectively, were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, income tax provision procedures and assistance with the review of documents filed with the SEC.

     Audit-Related Fees for the years ended January 31, 2009 and February 2, 2008, respectively, were for assurance and related services pertaining to accounting consultation in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

     Tax Fees. We did not engage PricewaterhouseCoopers LLP for other tax services for the years ended January 31, 2009 and February 2, 2008.

     All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services for the years ended January 31, 2009 and February 2, 2008.

     The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 11, 2009, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal year 2009 that are related to the audit of Kroger or involve the audit itself. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

     PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

SHAREHOLDER PROPOSAL
(ITEM NO. 3)

     We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that it intends to propose the following resolution at the annual meeting:

SHAREHOLDER RESOLUTION

     WHEREAS, in our “2008 Sustainability Report,” The Kroger Co. (the “Corporation”) asserts, “The humane treatment of animals from farm to table is important to Kroger and our customers.” Further: “We continue to push for the vendor community to embrace new best practices in animal welfare. Kroger is taking an active role in facilitating an industry approach to producing sustainable and comprehensive improvements in animal welfare standards.”

     Yet our Corporation lags behind other retailers in an important measure of animal welfare: confining egg-laying hens in cramped, wire, battery cages. The cages are so small the birds can’t spread their wings. While our suppliers are asked to comply with Food Marketing Institute standards, these still allow producers to provide each hen with less space than a letter-sized sheet of paper for nearly her entire life.

     This practice is steadily falling out of favor with industry and consumers. For example, Whole Foods Market only sells eggs produced by hens living in cage-free environments, and Trader Joe’s converted all its private-label eggs to cage-free. Safeway and Harris Teeter have implemented policies to double the percentage of cage-free eggs they carry. Eleven percent of the eggs Costco sells (approximately three times our last reported percentage) are cage-free. All shell eggs used by Compass Group, the world’s largest food service company, are cage-free. National chains, including Burger King, Denny’s, Carl’s Jr., and Hardee’s, are phasing in cage-free eggs. Wolfgang Puck uses only cage-free eggs in his restaurants and packaged foods. More than 350 U.S. universities serve cage-free eggs on campus.

     In November, Californians overwhelmingly enacted the Prevention of Farm Animal Cruelty Act, making it illegal to confine laying hens in cages so small they cannot spread their wings (with a phase-out period).

     The prestigious Pew Commission on Industrial Farm Animal Production—an independent panel including former U.S. Secretary of Agriculture Dan Glickman—concluded after an extensive two-year study that battery cages should be phased out on animal welfare and food safety grounds.

     In October, The New York Times editorial board condemned battery cages: “[industrial farming] means endless rows of laying hens kept in battery cages so small that the birds cannot even stretch their wings. No philosophy can justify this kind of cruelty, not even the philosophy of cheapness.” (Emphasis added.)

     Increasingly, consumers, companies, and voters agree with scientists who have established that egg production “best practices” include not confining birds in battery cages.

     We risk loss of business and reputation if we do not phase out the sale of eggs from battery-caged hens. In doing so, our Corporation can keep pace with competitors, better meet public expectations, and make a meaningful step toward our claim of being an animal welfare leader.

     RESOLVED that, in keeping with our animal welfare policy, shareholders encourage our Corporation to establish a schedule for increasing the percentage of eggs stocked from hens not confined in battery cages—confinement consumers widely view as cruel and unacceptable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     As one of the largest supermarket companies in the United States, our commitment, leadership and results with respect to animal welfare matters are well established and recognized within the industry. Animal welfare is an important issue to Kroger, our customers and our associates.

     According to experts, both hens housed in cages and cage-free hens can be treated humanely or poorly, with one method not being superior from an animal welfare point of view. Although hens housed in cages cannot flap their wings, they are protected from dust, poor air quality, cannibalism, and parasites. In order to ensure humane treatment of the hens that produce eggs sold to Kroger, we require that our egg suppliers adhere to the animal welfare guidelines adopted by the United Egg Producers. These guidelines, which apply to both caged and cage-free egg production, require suppliers to adhere to modern farming techniques designed to protect the safety of the eggs and to treat the hens humanely.

     Many of our customers have indicated a preference for cage-free eggs. That is why we offer cage-free eggs in virtually all of our supermarkets. We will continue to monitor the purchasing practices of our customers and will continue to meet their demand to the extent our suppliers are able to do so. We do not believe, however, that it is appropriate to increase the percentage of cage-free eggs that we stock absent customer demand when it has not been scientifically established that hens housed in modern cages are treated less humanely or less ethically than cage-free hens.

SHAREHOLDER PROPOSAL
(ITEM NO. 4)

     We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that it intends to propose the following resolution at the annual meeting:

DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

     RESOLVED: That the shareholders of The Kroger Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

     SUPPORTING STATEMENT: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

     In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

     We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     This proposal requests that we adopt a voting standard for director elections that differs from the plurality voting standard, the current default standard under Ohio law. Prior to January 1, 2008, Ohio law required all directors to be elected by a plurality. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve as directors.

     After careful consideration, the Board of Directors recommends a vote against this proposal because:

  we already have implemented a policy that addresses the proponent’s concerns;

  our current corporate governance practices already ensure that our directors are highly qualified;

  the shareholder proposal creates uncertainty; and

  the shareholder proposal is premature given the current state of director election practices.

   We Have Already Implemented a Majority Voting Policy

     Like a number of other large public companies facing this issue, in order to address concerns relating to director candidates who do not receive a majority of the votes cast, we have adopted a majority voting policy. Our policy, as set forth in The Kroger Co. Board of Directors Guidelines on Issues of Corporate Governance, was adopted on March 15, 2007. The Guidelines, including our majority vote policy, may be viewed on our website at www.thekrogerco.com.

     Our policy provides that, in an uncontested election where cumulative voting is not in effect, any director nominee who receives a greater number of “withheld” votes than “for” votes is required promptly to submit his or her resignation to the Board. In addition:

  The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the resignation or take some other action.

  The Board will act on the Committee’s recommendation within 90 days following the certification of the shareholder vote.

  Any director who tenders his or her resignation will not participate in the Committee’s recommendation or the Board’s consideration of the tendered resignation.

  We will promptly disclose publicly the Board’s decision, along with the reasons for rejecting the resignation offer, if applicable, in a press release.

     We believe that our policy strikes an appropriate balance in ensuring that our shareholders continue to have a meaningful role in electing directors while preserving the ability of the Board to exercise its independent judgment and to consider all relevant factors in accepting the resignation of a director who receives fewer than a majority of votes cast.

   Our Current Process Elects Highly Qualified Directors

     We have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of Kroger and our shareholders. The Board maintains a Corporate Governance Committee that is composed entirely of independent directors, and all of the members of the Board, other than the Chairman/Chief Executive Officer, Vice Chairman, and Chief Operating Officer, are independent. The Corporate Governance Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by shareholders. Our strong corporate governance has been recognized by RiskMetrics Group. According to its March 1, 2009 rankings, RiskMetrics has ranked Kroger ahead of 96.8% of the companies in the Food and Staples Retailing group, as measured by the RiskMetrics Group Corporate Governance Quotient.

     As a result of these practices, our shareholders have consistently elected, by a plurality, highly qualified directors from diverse business backgrounds, substantially all of whom have been “independent” within standards adopted by the New York Stock Exchange. Adoption of a strict majority voting standard seems especially unwarranted in our case. Changing our current voting system to majority voting would have had no effect on director elections since Kroger’s recapitalization in 1988. The Board believes that the votes over this period reflect our shareholders’ confidence in the Board and in the governance protections the Board has implemented.

   The Proposal Causes Uncertainty

     In contrast to our existing majority voting policy, the majority voting amendment requested by the proposal causes uncertainty. Under Ohio law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. If the proposal were adopted, we could not force a director who failed to receive a majority vote to leave the Board until his or her successor is elected and qualified. In contrast, under our existing majority voting policy, a director who receives more “withhold” votes than “for” votes is required promptly to tender his or her resignation. The Board in turn will act on the tendered resignation after considering all relevant facts and circumstances in a process that will be completed and publicly disclosed promptly.

   The Proposal is Premature

     Ohio law requires the plurality voting standard in director elections unless the corporation’s articles of incorporation provide otherwise. Our Board cannot adopt majority voting in our Code of Regulations, an approach that other companies have recently taken. We can adopt majority voting only through shareholder approval of an amendment to our Articles of Incorporation. We believe that it is premature to ask our shareholders to amend our Articles of Incorporation to adopt majority voting in light of the on-going discussions and debates in this developing area. The legal community, shareholder advocates, governance experts, public companies and other groups continue to evaluate and debate the benefits, disadvantages and consequences of plurality and majority voting and whether some modified model of plurality voting might be preferable.

     Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. Any change in voting standards should be undertaken with full understanding of the consequences. We do not believe that our shareholders should be asked to approve a proposal relating to a voting system without the benefit of a consensus in this area and a greater understanding of the full ramifications of its adoption. We have been monitoring, and we will continue to monitor, developments on this topic. We do not believe that our interests, or our shareholders’ interests, would be best served by adopting such a change.

____________________

     SHAREHOLDER PROPOSALS – 2010 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger’s annual meeting in June 2010 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 15, 2010. These proposals must comply with the proxy rules established by the SEC. In addition, the proxy solicited by the Board of Directors for the 2010 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless we are provided with notice of the proposal on or before March 31, 2010. Please note, however, that Kroger’s Regulations require a minimum of 45 days’ advance notice to Kroger in order for a matter to be brought before shareholders at the annual meeting. As a result, any attempt to present a proposal without notifying Kroger on or before March 31, 2010, will be ruled out of order and will not be permitted.

____________________

     Attached to this Proxy Statement is Kroger’s 2008 Annual Report which includes a brief description of Kroger’s business, including the general scope and nature thereof during 2008, together with the audited financial information contained in our 2008 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov.

     The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Paul W. Heldman, Secretary

_________

2008 ANNUAL REPORT
_________

FINANCIAL REPORT 2008

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

     The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

     Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at www.thekrogerco.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company’s internal control over financial reporting was effective as of January 31, 2009.

David B. Dillon	J. Michael Schlotman
Chairman of the Board and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	January 31,	February 2,	February 3,	January 28,	January 29,
	2009	2008	2007	2006	2005
	(52 weeks)	(52 weeks)	(53 weeks)	(52 weeks)	(52 weeks)
	(In millions, except per share amounts)
Sales	$76,000	$70,235	$66,111	$60,553	$56,434
Net earnings (loss)	1,249	1,181	1,115	958	(104)
Diluted earnings (loss) per share:
Net earnings (loss)	1.90	1.69	1.54	1.31	(0.14)
Total assets	23,211	22,293	21,210	20,478	20,491
Long-term liabilities, including obligations
under capital leases and financing
obligations	10,311	8,696	8,711	9,377	10,537
Shareowners’ equity	5,176	4,914	4,923	4,390	3,619
Cash dividends per common share	0.345	0.29	0.195	—	—

COMMON STOCK PRICE RANGE

	2008		2007
Quarter	High	Low	High	Low
1st	$28.13	$23.39	$30.43	$24.74
2nd	$30.99	$25.86	$31.94	$23.95
3rd	$29.91	$22.30	$30.00	$25.30
4th	$29.03	$22.40	$29.35	$24.23

Main trading market: New York Stock Exchange (Symbol KR)

Number of shareholders of record at year-end 2008: 45,939

Number of shareholders of record at March 27, 2009: 45,712

     During fiscal 2006, the Company’s Board of Directors adopted a dividend policy and paid three quarterly dividends of $0.065 per share. During fiscal 2007, the Company paid one quarterly dividend of $0.065 and three quarterly dividends of $0.075. During fiscal 2008, the Company paid one quarterly dividend of $0.075 and three quarterly dividends of $0.09. On March 1, 2009, the Company paid a quarterly dividend of $0.09 per share. On March 12, 2009, the Company announced that its Board of Directors has declared a quarterly dividend of $0.09 per share, payable on June 1, 2009, to shareholders of record at the close of business on May 15, 2009.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index, a peer group composed of food and drug companies and a former peer group.

     Historically, our peer group has consisted of the major food store companies. In recent years there have been significant changes in the industry, including consolidation and increased competition from supercenters, drug chains, and discount stores. As a result, several years ago we changed our peer group (the “Former Peer Group”) to include companies operating supermarkets, supercenters and warehouse clubs in the United States as well as the major drug chains with which Kroger competes. This year, we changed our peer group (the “Peer Group”) once again to add Tesco plc, as it has become a significant competitor in the U.S. market.

	Base	INDEXED RETURNS
	Period	Years Ending
Company Name/Index	2003	2004	2005	2006	2007	2008
The Kroger Co.	100	93.04	100.22	140.78	143.01	125.42
S&P 500 Index	100	105.34	117.59	135.22	132.78	80.51
Peer Group	100	108.99	107.87	122.24	125.95	102.29
Former Peer Group	100	107.06	104.95	115.57	119.97	96.11

     Kroger’s fiscal year ends on the Saturday closest to January 31.

____________________

*	Total assumes $100 invested on February 1, 2004, in The Kroger Co., S&P 500 Index, the Peer Group and the Former Peer Group with reinvestment of dividends.

**

The Peer Group consists of Albertson’s, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A), Safeway, Inc., Supervalu Inc., Target Corp., Tesco plc, Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc. Albertson’s, Inc., was substantially acquired by Supervalu in July 2006, and is included through 2005. Marsh Supermarkets was acquired by Marsh Supermarkets Holding Corp. in September 2006, and is included through 2005. Winn-Dixie emerged from bankruptcy in 2006 as a new issue and returns for the old and new issue were calculated then weighted to determine the 2006 return.

***

The Former Peer Group consists of Albertson’s, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A), Safeway, Inc., Supervalu Inc., Target Corp., Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc. Albertson’s, Inc., was substantially acquired by Supervalu in July 2006, and is included through 2005. Marsh Supermarkets was acquired by Marsh Supermarkets Holding Corp. in September 2006, and is included through 2005. Winn-Dixie emerged from bankruptcy in 2006 as a new issue and returns for the old and new issue were calculated then weighted to determine the 2006 return.

     Data supplied by Standard & Poor’s.

     The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

ISSUER PURCHASES OF EQUITY SECURITIES

			Total Number	Maximum Dollar
			of Shares	Value of Shares
			Purchased as	that May Yet Be
			Part of Publicly	Purchased Under
	Total Number	Average	Announced	the Plans or
	of Shares	Price Paid	Plans or	Programs (3)
Period (1)	Purchased	Per Share	Programs (2)	(in millions)
First period – four weeks
November 9, 2008 to December 6, 2008	13,315	$28.63	—	$493
Second period – four weeks
December 7, 2008 to January 3, 2009	479,385	$25.62	450,500	$493
Third period – four weeks
January 4, 2009 to January 31, 2009	164	$24.77	—	$493

Total	492,864	$25.70	450,500	$493
____________________

(1)	The reported periods conform to the Company’s fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2008 contained three 28-day periods.

(2)

Shares were repurchased under a program announced on December 6, 1999, to repurchase common stock to reduce dilution resulting from our employee stock option plans. The program is limited to proceeds received from exercises of stock options and the tax benefits associated therewith. The program has no expiration date but may be terminated by the Board of Directors at any time. Total shares purchased include shares that were surrendered to the Company by participants in the Company’s long-term incentive plans to pay for taxes on restricted stock awards.

(3)

Amounts shown in this column reflect amounts remaining under the $1 billion stock repurchase program, authorized by the Board of Directors on January 18, 2008. The program has no expiration date but may be terminated by the Board of Directors at any time. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity.

BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. As of January 31, 2009, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company’s principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.kroger.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, including amendments thereto. These forms are available as soon as reasonably practicable after the Company has filed with, or furnished them electronically to, the SEC.

     The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses.

EMPLOYEES

     As of January 31, 2009, the Company employed approximately 326,000 full and part-time employees. A majority of the Company’s employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 309 such agreements, usually with terms of three to five years.

     During fiscal 2009, the Company has major labor contracts to be negotiated covering store employees in Albuquerque, Arizona, Atlanta, Dallas, Dayton, Denver and Portland. Negotiations in 2009 will be challenging as the Company must have competitive cost structures in each market while meeting our associates’ needs for good wages, affordable health care and increases in Company pension contributions due to the recent downturns in the equity markets.

STORES

     As of January 31, 2009, the Company operated, either directly or through its subsidiaries, 2,481 supermarkets and multi-department stores, 781 of which had fuel centers. Approximately 43% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company’s current strategy emphasizes self-development and ownership of store real estate. The Company’s stores operate under several banners that have strong local ties and brand equity. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; marketplace stores; or price impact warehouses.

     The combo stores are the primary food store format. They are typically able to earn a return above the Company’s cost of capital by drawing customers from a 2 – 2½ mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce. Many combo stores include a fuel center.

     Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive products, toys and fine jewelry. Many multi-department stores include a fuel center.

     Marketplace stores are smaller in size than multi-department stores. They offer full-service grocery and pharmacy departments as well as an expanded general merchandise area that includes outdoor living products, electronics, home goods and toys. Many marketplace stores include a fuel center.

     Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

     In addition to the supermarkets, as of January 31, 2009, the Company operated through subsidiaries, 684 convenience stores and 385 fine jewelry stores. All of our fine jewelry stores located in malls are operated in leased locations. In addition, 87 convenience stores were operated through franchise agreements. Approximately 50% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

SEGMENTS

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, earnings and total assets, are its only reportable segment. All of the Company’s operations are domestic. Revenues, profit and losses, and total assets are shown in the Company’s Consolidated Financial Statements set forth below.

MERCHANDISING AND MANUFACTURING

     Corporate brand products play an important role in the Company’s merchandising strategy. Supermarket divisions typically stock approximately 14,000 private label items. The Company’s corporate brand products are produced and sold in three “tiers.” Private Selection is the premium quality brand designed to be a unique item in a category or to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company’s private label items, is designed to satisfy our customers’ families with quality products. Before Kroger will carry a banner brand product, the product quality must meet our customers’ expectations in taste and efficacy, and we guarantee it. Kroger Value is the value brand, designed to deliver good quality at a very affordable price.

     Approximately 40% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to the Company’s strict specifications by outside manufacturers. The Company performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of January 31, 2009, the Company operated 40 manufacturing plants. These plants consisted of 18 dairies, 10 deli or bakery plants, five grocery product plants, three beverage plants, two meat plants and two cheese plants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, as measured by revenue, operating 2,481 supermarket and multi-department stores under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Of these stores, 781 have fuel centers. We also operate 771 convenience stores and 385 fine jewelry stores.

     Kroger operates 40 manufacturing plants, primarily bakeries and dairies, which supply approximately 40% of the corporate brand units sold in our retail outlets.

     Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of the costs we incur to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our operations are reported as a single reportable segment: the retail sale of merchandise to individual customers.

OUR 2008 PERFORMANCE

     By focusing on the customer through our Customer 1st strategy, we were able to report solid results for fiscal year 2008 in a particularly tough economy. At the beginning of the year, we expected to grow supermarket identical sales, excluding fuel, by 3% to 5%. For 2008, supermarket identical sales, excluding fuel, were 5.0%, meeting the upper end of our original guidance.

     At the outset of fiscal year 2008, Kroger’s earnings guidance was a range of $1.83 to $1.90 per diluted share. Our 2008 earnings was $1.90 per diluted share or $1.92 per diluted share, excluding the effect of a $.02 per diluted share charge for damage and disruption caused by Hurricane Ike. Our 2008 earnings of $1.92 per diluted share, excluding the charge for damage and disruption caused by Hurricane Ike, represents a growth rate of 13.6% over Kroger’s 2007 full-year earnings of $1.69 per diluted share. We believe that this growth plus Kroger’s dividend yield of more than 1%, creates a strong return for shareholders.

     Our market share also rose in 2008. Based on our internal data and analysis, we estimate that our market share increased approximately 61 basis points in 2008 across our 42 major markets. We define a major market as one in which we operate nine or more stores. This is the fourth consecutive year Kroger has achieved significant market share gain. Over the past four years combined, Kroger’s market share in our major markets has increased approximately 225 basis points. Market share is critical to us because it allows us to leverage the fixed costs in our business over a wider revenue base. We hold the number one or number two market share position in 39 of or our 42 major markets. Our fundamental operating philosophy is to maintain and increase market share.

     These market share results demonstrate to us that our long-term strategy is working. As population growth continues in the major markets where we operate, we intend to continue to grow Kroger’s business by maintaining our existing strong market share and by building on additional opportunities for sales growth. We estimate that approximately 45% of the share in our major markets – as much as $100 billion – is held by competitors who do not have Kroger’s economies of scale. Our economies of scale allow us to deliver increasing value to customers, which is a competitive edge, particularly in today’s economic climate.

     Kroger’s business model is structured to produce sustainable earnings per share growth in a variety of economic and competitive conditions, primarily through strong identical sales growth. We believe this is the right approach to produce sustainable earnings growth over a long period of time. We recognize that continual investment in our Customer 1st strategy is necessary to drive strong, sustainable identical sales growth. We believe that this Customer 1st strategy along with our financial strategies are delivering value to customers, shareholders, bondholders, and our associates, and so we remain committed to our plan.

RESULTS OF OPERATIONS

     The following discussion summarizes our operating results for 2008 compared to 2007 and for 2007 compared to 2006. Comparability is affected by certain income and expense items that fluctuated significantly between and among the periods.

   Net Earnings

     Net earnings totaled $1.2 billion for 2008, compared to net earnings totaling $1.2 billion in 2007 and $1.1 billion in 2006. The increase in our net earnings for 2008, compared to 2007 and 2006, resulted from strong non-fuel identical supermarket sales growth and strong fuel results. In addition, 2006 net earnings included a 53rd week.

     Earnings per diluted share totaled $1.90 or $1.92, excluding the effect of a $.02 per diluted share charge for damage and disruption caused by Hurricane Ike, in 2008, compared to $1.69 per diluted share in 2007 and $1.54 per diluted share in 2006. Earnings per diluted share increased 13.6% in 2008, excluding the effect of a $.02 per diluted share charge for damage and disruption caused by Hurricane Ike, compared to 2007. Earnings per diluted share increased 15% in 2007, compared to 2006, after adjusting for the extra week in fiscal 2006. Net earnings in 2006 benefited from a 53rd week by an estimated $.07 per share. Our earnings per share growth in 2008, 2007 and 2006 resulted from increased net earnings, strong identical sales growth and the repurchase of Kroger stock. During fiscal 2008, we repurchased 24 million shares of Kroger stock for a total investment of $637 million. During fiscal 2007, we repurchased 53 million shares of our stock for a total investment of $1.4 billion. During fiscal 2006, we repurchased 29 million shares of Kroger stock for a total investment of $633 million.

   Sales

Total Sales
(in millions)
		Percentage		Percentage
	2008	Increase	2007	Increase	2006
Total food store sales without fuel	$63,795	6.1%	$60,142	4.2%	$57,712
Total food store fuel sales	7,464	30.0%	5,741	28.9%	4,455
Total food store sales	$71,259	8.2%	$65,883	6.0%	$62,167
Other sales (1)	4,741	8.9%	4,352	10.3%	3,944
Total Sales	$76,000	8.2%	$70,235	6.2%	$66,111
____________________

(1)	Other sales primarily relate to sales at convenience stores, including fuel, jewelry stores and sales by our manufacturing plants to outside customers.

     The growth in our total sales in 2008 over fiscal 2007 was primarily the result of identical supermarket sales increases, increased fuel gallon sales, and inflation across most departments. Identical supermarket sales and total sales, excluding fuel, increased due to increased transaction count and average transaction size, and inflation across all departments. After adjusting for the extra week in fiscal 2006, total sales increased 8.2% in 2007 over fiscal 2006.

     We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Fuel center discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket identical sales results calculations illustrated below. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. Annualized identical supermarket sales include all sales at the Fred Meyer multi-department stores. We calculate annualized identical supermarket sales by adding together four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below, based on the 52-week period of 2008, compared to the 52-week period of the previous year. The identical store count in the table below represents the total number of identical supermarkets as of January 31, 2009 and February 2, 2008.

Identical Supermarket Sales
(in millions)

	2008	2007
Including supermarket fuel centers	$67,185	$62,878
Excluding supermarket fuel centers	$60,300	$57,416

Including supermarket fuel centers	6.9%	6.9%
Excluding supermarket fuel centers	5.0%	5.3%
Identical 4th Quarter store count	2,369	2,280

     We define a supermarket as comparable when it has been in operation for five full quarters, including expansions and relocations. As is the case for identical supermarket sales, fuel center discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket comparable sales results calculations illustrated below. Annualized comparable supermarket sales include all Fred Meyer multi-department stores. We calculate annualized comparable supermarket sales by adding together four quarters of comparable sales. Our annualized comparable supermarket sales results are summarized in the table below, based on the 52-week period of 2008, compared to the same 52-week period of the previous year. The comparable store count in the table below represents the total number of comparable supermarkets as of January 31, 2009 and February 2, 2008.

Comparable Supermarket Sales
(in millions)

	2008	2007
Including supermarket fuel centers	$69,762	$65,066
Excluding supermarket fuel centers	$62,492	$59,372

Including supermarket fuel centers	7.2%	7.2%
Excluding supermarket fuel centers	5.3%	5.5%
Comparable 4th Quarter store count	2,444	2,352

   FIFO Gross Margin

     We calculate First-In, First-Out (“FIFO”) Gross Margin as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In, First-Out (“LIFO”) charge. Merchandise costs exclude depreciation and rent expense. FIFO gross margin is an important measure used by management to evaluate merchandising and operational effectiveness.

     Our FIFO gross margin rates were 23.20% in 2008, 23.65% in 2007 and 24.27% in 2006. Our retail fuel sales reduce our FIFO gross margin rate due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our FIFO gross margin rates decreased 15 basis points in 2008, 20 basis points in 2007 and 26 basis points in 2006. The decrease in our non-fuel FIFO gross margin rate reflects our continued reinvestment of operating cost savings into lower prices for our customers. In addition, FIFO gross margin in 2008, compared to 2007, decreased due to high inflation in product costs.

   LIFO Charge

     The LIFO charge was $196 million in 2008, $154 million in 2007 and $50 million in 2006. Like many food retailers, we continued to experience product cost inflation in 2008 at levels that have not occurred for several years. This increase in product cost inflation caused the increase in the LIFO charge in 2008, compared to 2007 and 2006. In addition, product cost inflation in 2007, compared to 2006, caused the increase in the LIFO charge in 2007 compared to 2006.

   Operating, General and Administrative Expenses

     Operating, general and administrative (“OG&A”) expenses consist primarily of employee-related costs such as wages, health care benefit costs and retirement plan costs, utilities and credit card fees. Rent expense, depreciation and amortization expense, and interest expense are not included in OG&A.

     OG&A expenses, as a percent of sales, were 16.95% in 2008, 17.31% in 2007 and 17.91% in 2006. The growth in our retail fuel sales reduces our OG&A rate due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. OG&A expenses, as a percent of sales excluding fuel, decreased 3 basis points in 2008, 33 basis points in 2007 and 9 basis points in 2006. The decrease in our OG&A rate in 2008, excluding the effect of retail fuel operations, was primarily the result of increased identical supermarkets sales growth and a settlement received from credit card processers, partially offset by the $25 million charge related to Hurricane Ike and increases in credit card fees and health care costs. The decrease in our OG&A rate in 2007, excluding the effect of retail fuel operations, was primarily the result of strong identical sales growth, increased productivity, and progress that was made in 2007 in controlling our utility, health care and pension costs. These improvements were partially offset by increases in credit card fees. Excluding the effect of retail fuel operations and expenses recorded for one-time legal reserves, our OG&A rate declined 16 basis points in 2006.

   Rent Expense

     Rent expense was $659 million in 2008, as compared to $644 million in 2007 and $649 million in 2006. Rent expense, as a percent of sales, was 0.87% in 2008, as compared to 0.92% in 2007 and 0.98% in 2006. The decrease in rent expense, as a percent of sales, reflects our increasing sales and our continued emphasis on owning rather than leasing whenever possible.

   Depreciation and Amortization Expense

     Depreciation expense was $1.4 billion in 2008, $1.4 billion in 2007 and $1.3 billion in 2006. The increases in depreciation and amortization expense were the result of capital expenditures totaling $2.2 billion in 2008, $2.1 billion in 2007 and $1.8 billion in 2006. Depreciation and amortization expense, as a percent of sales, was 1.90% in 2008, 1.93% in 2007 and 1.92% in 2006. The decrease in depreciation and amortization expense in 2008, compared to 2007, as a percent of sales, is primarily the result of increasing sales. The increase in our depreciation and amortization expense in 2007, compared to 2006, as a percent of sales, is due to an annual depreciation charge in both years with 2006 containing 53 weeks of sales due to the structure of our fiscal calendar.

   Interest Expense

     Net interest expense totaled $485 million in 2008, $474 million in 2007 and $488 million in 2006. The increase in interest expense in 2008, compared to 2007, was primarily the result of an increase in the average total debt balance for the year, partially offset by interest income related to the mark-to-market of ineffective fair value swaps. The decrease in interest expense in 2007, compared to 2006, was the result of replacing borrowings with new borrowings at a lower interest rate. The average total debt balance in 2007 was comparable to 2006.

   Income Taxes

     Our effective income tax rate was 36.5% in 2008, 35.4% in 2007 and 36.2% in 2006. The effective tax rates for those years differed from the federal statutory rate primarily due to the effect of state income taxes. In addition, the effective tax rate for 2007 differs from the expected federal statutory rate due to the resolution of some tax issues. The effective rate in 2006 includes an adjustment of some deferred tax balances.

     During the third quarter of 2007, we resolved favorably some outstanding tax issues. This resulted in a 2007 tax benefit of approximately $40 million and reduced our effective tax rate by 1.9%.

     In 2006, during the reconciliation of our deferred tax balances, and after the filing of our annual federal and state tax returns, we identified adjustments to be made in prior years’ deferred tax reconciliation. We corrected these deferred tax balances in our Consolidated Financial Statements for the year ended February 3, 2007, which resulted in a reduction of our fiscal 2006 provision for income tax expense of approximately $21 million and reduced the rate by 1.2%. We do not believe these adjustments are material to our Consolidated Financial Statements for the year ended February 3, 2007, or to any prior years’ Consolidated Financial Statements. As a result, we have not restated any prior year amounts.

COMMON STOCK REPURCHASE PROGRAM

     We maintain stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 and allow for the orderly repurchase of our common stock, from time to time. We made open market purchases totaling $448 million in 2008, $1.2 billion in 2007 and $374 million in 2006 under these repurchase programs. In addition to these repurchase programs, in December 1999 we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit from these exercises. We repurchased approximately $189 million in 2008, $270 million in 2007 and $259 million in 2006 under the stock option programs.

     In 2008, to preserve liquidity and financial flexibility, we reduced the amount of stock repurchased during the year, decreasing the cash used for stock purchases in 2008, compared to 2007.

CAPITAL EXPENDITURES

     Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions, totaled $2.2 billion in 2008 compared to $2.1 billion in 2007 and $1.8 billion in 2006. The increase in capital spending in 2008 compared to 2007 and 2006 was the result of increasing our focus on remodels, merchandising and productivity projects. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2008	2007	2006
Beginning of year	2,486	2,468	2,507
Opened	21	23	20
Opened (relocation)	14	9	17
Acquired	6	38	1
Acquired (relocation)	3	1	—
Closed (operational)	(32)	(43)	(60)
Closed (relocation)	(17)	(10)	(17)
End of year	2,481	2,486	2,468
Total food store square footage (in millions)	147	145	142

CRITICAL ACCOUNTING POLICIES

     We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

     We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

   Self-Insurance Costs

     We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through January 31, 2009. We establish case reserves for reported claims using case-basis evaluation of the underlying claim data and we update as information becomes known.

     For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. We account for the liabilities for workers’ compensation claims on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $4 million. General liability claims are not discounted.

     We are also similarly self-insured for property-related losses. We have purchased stop-loss coverage to limit our exposure to losses in excess of $25 million on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 million per claim, up to $200 million per claim in California and $300 million outside of California.

     The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect on future claim costs and currently recorded liabilities.

   Impairments of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare the assets’ current carrying value to the assets’ fair value. Fair value is determined based on market values or discounted future cash flows. We record impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We recorded asset impairments in the normal course of business totaling $26 million in 2008, $24 million in 2007 and $61 million in 2006. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

     The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different organizational level, could produce significantly different results.

   Goodwill

     We review goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. We perform reviews at the operating division level. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a division for purposes of identifying potential impairment. We base projected future cash flows on management’s knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a division against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. We recognize goodwill impairment for any excess of the carrying value of the division’s goodwill over the implied fair value. If actual results differ significantly from anticipated future results for certain reporting units, we would need to recognize an impairment loss for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2008, 2007 and 2006 are summarized in Note 2 to the Consolidated Financial Statements.

     The annual impairment review requires the extensive use of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results. Similar to our policy on impairment of long-lived assets, the cash flow projections embedded in our goodwill impairment reviews can be affected by several items such as inflation, business valuations in the market, the economy and market competition.

   Store Closing Costs

     We provide for closed store liabilities relating to the present value of the estimated remaining noncancelable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. We usually pay closed store lease liabilities over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. We make adjustments for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to earnings in the proper period.

     We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

     We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in “Merchandise costs.” We expense costs to transfer inventory and equipment from closed stores as they are incurred.

   Post-Retirement Benefit Plans

(a) Company-sponsored defined benefit Pension Plans

     We account for our defined benefit pension plans using the recognition and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 99, 106 and 132(R) (SFAS 158), which require the recognition of the funded status of retirement plans on the Consolidated Balance Sheet. We record, as a component of Accumulated Other Comprehensive Income (“AOCI”), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized. We adopted the measurement date provisions of SFAS 158 effective February 3, 2008. The majority of our pension and postretirement plans previously used a December 31 measurement date. All plans are now measured as of our fiscal year end. The non-cash effect of the adoption of the measurement date provisions of SFAS 158 decreased shareowners’ equity by approximately $5 million ($3 million after-tax) and increased long-term liabilities by approximately $5 million. There was no effect on our results of operations.

     The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 13 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 13 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

     The objective of our discount rate assumption is to reflect the rate at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our methodology for selecting the discount rate as of year-end 2008 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can be “settled” theoretically by “investing” them in the zero-coupon bond that matures in the same year. The discount rate is the single rate that produces the same present value of cash flows. The selection of the 7.00% discount rate as of year-end 2008 represents the equivalent single rate under a broad-market AA yield curve constructed by an outside consultant. We utilized a discount rate of 6.50% for year-end 2007. The 50 basis point increase in the discount rate decreased the projected pension benefit obligation as of January 31, 2009, by approximately $147 million.

     To determine the expected return on pension plan assets, we consider current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. For 2008 and 2007, we assumed a pension plan investment return rate of 8.5%. Our pension plan’s average return was 4.1% for the 10 calendar years ended December 31, 2008, net of all investment management fees and expenses, primarily due to the poor performance of the financial markets in 2008. The value of all investments in our Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2008, net of investment management fees and expenses declined 26.1%. We believe our 8.5% pension return assumption is appropriate because we expect that future returns will achieve the same level of performances as the very long-term historical average annual return (for example, the S&P 500 Index has returned 8.4% annually on a compound basis for the 20 years ending December 31, 2008) for the various markets in which the plan invests. We have been advised that during 2009, the trustees plan to increase the allocation of non-core assets, including high yield debt securities, commodities and real estate. Collectively, these changes should improve the diversification of pension plan assets. The trustees have advised us that they expect these changes will have little effect on the total portfolio risk but will increase the likelihood of achieving the 8.5% expected rate of return. See Note 13 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

     Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities for the qualified plans is illustrated below (in millions).

Projected Benefit
	Percentage	Obligation	Expense
	Point Change	Decrease/(Increase)	Decrease/(Increase)
Discount Rate	+/- 1.0%	$257/($309)	$13/($28)
Expected Return on Assets	+/- 1.0%	—	$21/($21)

     We contributed $20 million in 2008, $52 million in 2007 and $150 million in 2006 to our Company-sponsored defined benefit pension plans. Although Kroger is not required to make cash contributions to its Company-sponsored defined benefit pension plans during fiscal 2009, we made a $200 million cash contribution on February 2, 2009. Additional contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. We expect any voluntary contributions made during 2009 will reduce our minimum required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

     Net periodic benefit cost decreased in 2008 and 2007 compared to 2006 due to participants in the Cash Balance formula of the Consolidated Retirement Benefit Plan being moved to a defined contribution 401(k) retirement savings account plan effective January 1, 2007. Participants under that formula continue to earn interest on prior contributions but no additional pay credits will be earned. The 401(k) retirement savings plan provides to eligible employees both matching contributions and automatic contributions from Kroger based on participant contributions, plan compensation, and length of service. We contributed and expensed $92 million in 2008 and $90 million in 2007 to employee 401(k) retirement savings accounts.

(b) Multi-Employer Plans

     We also contribute to various multi-employer pension plans based on obligations arising from most of our collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     We recognize expense in connection with these plans as contributions are funded, in accordance with GAAP. We made contributions to these plans, and recognized expense, of $219 million in 2008, $207 million in 2007, and $204 million in 2006.

     Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2008. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. Nonetheless, the underfunding is not a direct obligation or liability of Kroger or of any employer. As of December 31, 2008, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $3.0 billion, pre-tax, or $1.9 billion, after-tax. This represents an increase in the amount of underfunding estimated as of December 31, 2008, compared to December 31, 2007. The increase in the amount of underfunding is attributable to the recent market downturn. Our estimate is based on the best information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable. Our estimate is imprecise and not necessarily reliable.

     We have made and disclosed this estimate not because this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. In 2008, our contributions to these plans increased approximately 6% over the prior year and have grown at a compound annual rate of approximately 6% since 2004. We do not expect a significant increase in our contributions to multi-employer pension plans in 2009, compared to 2008, subject to collective bargaining and capital market conditions. We believe our contributions to multi-employer pension plans could as much as double over the next several years, after 2009, to reduce this underfunding. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with SFAS No. 87, Employers’ Accounting for Pensions.

     The amount of underfunding described above is an estimate and could change based on contract negotiations, returns on the assets held in the multi-employer plans and benefit payments. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of the assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding could increase and Kroger’s future expense could be adversely affected if the asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

   Deferred Rent

     We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

   Fair Value of Financial Instruments

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a market-based framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not expand or require any new fair value measurements. SFAS 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. FASB Staff Position (FSP) 157-2 Partial Deferral of the Effective Date of Statement No. 157 (FSP 157-2), deferred the effective date of SFAS 157 for most non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. Effective February 3, 2008, we adopted SFAS 157, except for non-financial assets and non-financial liabilities which are deferred until February 1, 2009 by FSP 157-2.

     SFAS 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined by SFAS 157 are as follows:

     Level 1 – Quoted prices are available in active markets for identical assets or liabilities;

     Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

     Level 3 – Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability.

     For those financial instruments carried at fair value in the consolidated financial statements, the following table summarizes the fair value of these instruments at January 31, 2009:

Fair Value Measurements Using
(in millions)

Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$11	$ —	$ —	$11

   Variable Interest Entities

     In December 2008, the FASB issued FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (FAS 140-4 and FIN 46(R)-8). FAS 140-4 and FIN 46(R)-8 require additional disclosures about an entity’s involvement with variable interest entities and transfers of financial assets. Effective January 31, 2009, we adopted FAS 140-4 and FIN 46(R)-8.

     In the first quarter of 2008, we made an investment in The Little Clinic LLC (“TLC”). TLC operates supermarket walk-in medical clinics in seven states, primarily in the Midwest and Southeast. At the date of investment, TLC was determined to be a variable-interest entity (“VIE”) under FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46R), with Kroger being the primary beneficiary. We were deemed the primary beneficiary due to our current ownership interest and half of our written put options being at a floor price. As a result, we consolidated TLC in accordance with FIN 46R. The minority interest was recorded at fair value on the acquisition date. The fair value of TLC was determined based on the amount of the investment made by Kroger and the percentage acquired. Our assessment of goodwill represents the excess of this amount over the fair value of TLC’s net assets as of the investment date. Creditors of TLC have no recourse to the general credit of Kroger. Conversely, creditors of Kroger have no recourse to the assets of TLC. In addition, if requested by TLC’s Board of Directors by January 1, 2010, we have agreed to make a pro rata portion of an additional capital contribution.

     The table below shows the unaudited amounts of assets and liabilities from TLC included in our consolidated results, after eliminating intercompany items, as of January 31, 2009 (in millions of dollars):

2008
Current assets	$31
Property, plant and equipment, net	7
Goodwill	102
Other assets	1
Total Assets	$141
Current liabilities	$4
Minority interests	$82

     In the fourth quarter of 2008, we became the primary beneficiary of i-wireless, LLC a VIE in which we have a 25% ownership interest. We were deemed the primary beneficiary due to our current ownership interest, $25 million line of credit guarantee, and $8 million loan to i-wireless, LLC. We became the primary beneficiary, in the fourth quarter of 2008, under FIN 46R after lending $8 million to i-wireless, LLC. i-wireless, LLC sells prepaid phones primarily in our stores. The minority interest was recorded at fair value. The fair value of i-wireless, LLC was determined based on the amount of the investment made by Kroger in the fourth quarter of 2007 and the percentage acquired. Our assessment of goodwill represents the excess of this amount over the fair value of i-wireless, LLC net assets as of the date of the loan. We have guaranteed the indebtedness of i-wireless, LLC, up to $25 million, which is collateralized by $8 million of inventory located in our stores. The creditors of Kroger have no recourse to the assets of i-wireless, LLC.

     The table below shows the preliminary and unaudited amounts of assets and liabilities from i-wireless, LLC included in our consolidated results, after eliminating intercompany items, as of January 31, 2009 (in millions of dollars):

2008
Current assets	$10
Property, plant and equipment, net	2
Goodwill	25
Other assets	5
Total Assets	$42
Current liabilities	$5
Long-term debt	$30
Minority interests	$1

   Share-Based Compensation Expense

     We account for stock options under the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123(R)). Under this method, we recognize compensation expense for all share-based payments granted after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006, in accordance with SFAS 123(R). Under the fair value recognition provisions of SFAS 123(R), we recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, we account for restricted stock awards under SFAS 123(R). We record expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

   Inventories

     Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 98% in 2008 and 97% in 2007 of inventories were valued using the LIFO method. Cost for the balance of the inventories was determined using the FIFO method. Replacement cost was higher than the carrying amount by $800 million at January 31, 2009, and by $604 million at February 2, 2008. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

     We follow the item-cost method of accounting to determine inventory cost before the LIFO adjustment for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

     We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

   Vendor Allowances

     We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, we recognize vendor allowances as a reduction in merchandise costs based on inventory turns and as the product is sold. We recognized approximately $3.5 billion in 2008, $3.6 billion in 2007 and $3.3 billion in 2006 of vendor allowances as a reduction in merchandise costs. We recognized more than 85% of all vendor allowances in the item cost with the remainder being based on inventory turns.

LIQUIDITY AND CAPITAL RESOURCES

   Cash Flow Information

     Net cash provided by operating activities

     We generated $2.9 billion of cash from operations in 2008 compared to $2.6 billion in 2007 and $2.4 billion in 2006. The increase in cash generated from operating activities was primarily due to strong operating results adjusted for non-cash expenses. In addition, changes in our operating assets and liabilities also affected the amount of cash provided by our operating activities. We realized decreases in cash from changes in operating assets and liabilities of $411 million in 2008, $164 million in 2007 and $129 million in 2006. The increase in the change in operating assets and liabilities in 2008, compared to 2007, is primarily due to an increase in income taxes receivable. The increase in the change in operating assets and liabilities in 2007, compared to 2006, is primarily attributable to an increase in forward inventory buying activity. These amounts are also net of cash contributions to our Company-sponsored defined benefit pension plans totaling $20 million in 2008, $52 million in 2007, and $150 in 2006.

     Net cash used by investing activities

     Cash used by investing activities was $2.2 billion in 2008, compared to $2.2 billion in 2007 and $1.6 billion in 2006. Our use of cash for investing activities was consistent in 2008, compared to 2007. The amount of cash used by investing activities increased in 2007, compared to 2006, due primarily to higher capital spending and payments for two acquisitions. Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions, were $2.2 billion in 2008, $2.1 billion in 2007 and $1.8 billion in 2006. Refer to the Capital Expenditures section for an overview of our supermarket storing activity during the last three years.

     Net cash used by financing activities

     Financing activities used $769 million of cash in 2008 compared to $310 million in 2007 and $785 million in 2006. The increase in the amount of cash used in 2008, compared to 2007, was primarily a result of payments on long term-debt and the bank revolver, offset by decreased stock repurchases.

The decrease in the amount of cash used in 2007, compared to 2006, was primarily a result of proceeds received from the issuance of long term-debt, offset by greater stock repurchases and dividends paid. We repurchased $637 million of Kroger stock in 2008 compared to $1.4 billion in 2007 and $633 million in 2006. We paid dividends totaling $227 million in 2008, $202 million in 2007 and $140 million in 2006.

   Debt Management

     Total debt, including both the current and long-term portions of capital leases and financing obligations, decreased $59 million to $8.1 billion as of year-end 2008 from $8.1 billion as of year-end 2007. The slight decrease in 2008, compared to 2007, resulted from the issuance of $400 million of senior notes bearing an interest rate of 5.00%, $375 million of senior notes bearing an interest rate of 6.90% and $600 million of senior notes bearing an interest rate of 7.50%, offset by decreased commercial paper, the payments on the bank revolver, the repayment of $200 million of senior notes bearing an interest rate of 6.375% and $750 million of senior notes bearing an interest rate of 7.45% that came due in 2008. Total debt increased to $8.1 billion as of year-end 2007 from $7.1 billion as of year-end 2006. The increases in 2007, compared to 2006, resulted from the issuance of $600 million of senior notes bearing an interest rate of 6.4%, $750 million of senior notes bearing an interest rate of 6.15% and borrowings under the bank credit facility in 2007, offset by the repayment of $200 million of senior notes bearing an interest rate of 7.65% and $300 million of senior notes bearing an interest rate of 7.80% that came due in 2007.

     Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges of our fixed rate debt, pursuant to SFAS No. 133, Accounting for Derivative Investments and Hedging Activities, as amended. We had prefunded employee benefit costs of $300 million in each of the three years ended 2008, 2007 and 2006. The mark-to-market adjustments increased the carrying value of our debt by $45 million in 2008 and $44 million in 2007.

   Factors Affecting Liquidity

     We currently borrow on a daily basis approximately $250 million under our F2/P2/A3 rated commercial paper (“CP”) program. These borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. We have capacity available under our credit facility to backstop all CP amounts outstanding. If our credit rating declines below its current level of BBB/ Baa2/BBB-, the ability to borrow under our current CP program could be adversely affected for a period of time immediately following the reduction of our credit rating. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. However, in the event of a ratings decline, we do not anticipate that access to the CP markets currently available to us would be significantly limited for an extended period of time (i.e., in excess of 30 days). Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility could be affected by a decrease in our credit rating or a decrease in our Applicable Percentage Ratio.

     Our credit facility also requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:

  Our Applicable Percentage Ratio (the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, as defined in the credit facility) was 8.59 to 1 as of January 31, 2009. Our current borrowing rates are determined from the better of our Applicable Percentage Ratio or our credit ratings as defined by the credit facility.

  Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 2.02 to 1 as of January 31, 2009. If this ratio exceeded 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

  Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 4.12 to 1 as of January 31, 2009. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

     Consolidated EBITDA, as defined in our credit facility, includes an adjustment for unusual gains and losses. Our credit agreement is more fully described in Note 5 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2008.

     The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of January 31, 2009 (in millions of dollars):

	2009	2010	2011	2012	2013	Thereafter	Total
Contractual Obligations (1) (2)
Long-term debt (5)	$528	$542	$544	$1,414	$1,019	$3,550	$7,597
Interest on long-term debt (3)	479	426	398	350	286	2,442	4,381
Capital lease obligations	53	51	57	48	45	219	473
Operating lease obligations	778	738	674	624	575	3,274	6,663
Low-income housing obligations	2	—	—	—	—	—	2
Financed lease obligations	13	13	13	13	13	172	237
Self-insurance liability (4)	192	110	73	45	26	22	468
Construction commitments	128	—	—	—	—	—	128
Purchase obligations	394	87	63	51	28	19	642
Total	$2,567	$1,967	$1,822	$2,545	$1,992	$9,698	$20,591
Other Commercial Commitments
Credit facility (5)	$129	$—	$—	$—	$—	$—	$129
Standby letters of credit	344	—	—	—	—	—	344
Surety bonds	106	—	—	—	—	—	106
Guarantees	27	—	—	—	—	—	27
Total	$606	$—	$—	$—	$—	$—	$606
____________________

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $45 million in 2008. This table also excludes contributions under various multi-employer pension plans, which totaled $219 million in 2008.

(2)	We adopted FIN 48 on February 4, 2007. See Note 4 to our Consolidated Financial Statements for information regarding the adoption of FIN 48. The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing of future tax settlements cannot be determined.

(3)	Amounts include contractual interest payments using the interest rate as of January 31, 2009 applicable to our variable interest debt instruments, excluding commercial paper borrowings due to the short-term nature of these borrowings, and stated fixed and swapped interest rates, if applicable, for all other debt instruments.

(4)	The amounts included in the contractual obligations table for self-insurance liability have been stated on a present value basis.

(5)	Long-term debt includes amounts under our credit facility which are also included in the Other Commercial Commitments table.

     Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

     Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

     As of January 31, 2009, we maintained a $2.5 billion, five-year revolving credit facility that, unless extended, terminates in 2011. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit agreement. In addition to the credit agreement, we maintained three uncommitted money market lines totaling $75 million in the aggregate. The money market lines allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of January 31, 2009, we had no borrowings under our credit agreement and net outstanding commercial paper of $90 million, that reduced amounts available under our credit agreement. In addition, as of January 31, 2009, we had borrowings under our money market lines totaling $39 million. The outstanding letters of credit that reduce funds available under our credit agreement totaled $337 million as of January 31, 2009.

     In addition to the available credit mentioned above, as of January 31, 2009, we had authorized for issuance $1.4 billion of securities under a shelf registration statement filed with the SEC and effective on December 20, 2007.

     We also maintain surety bonds related primarily to our self-insured workers compensation claims. These bonds are required by most states in which we are self-insured for workers’ compensation and are placed with third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of Kroger, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

     Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of our subsidiaries. See Note 16 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of two real estate entities in which we have 50% ownership interest. Our share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $7 million. Based on the covenants underlying this indebtedness as of January 31, 2009, it is unlikely that we will be responsible for repayment of these obligations. We have also agreed to guarantee, up to $25 million, the indebtedness of an entity of which we have 25% ownership interest. Our share of the responsibility, as of January 31, 2009, should the entity be unable to meet its obligations, totals approximately $25 million and is collateralized by approximately $8 million of inventory located in our stores. In addition, we have guaranteed half of the lease payments of a location leased by an entity in which we have a 50% ownership interest. The net present value of the guaranteed rental payments is approximately $6 million.

     We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund contribution obligations and withdrawal liabilities.

     In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger’s aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that could result in a material liability.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     Effective January 31, 2009, we adopted FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (FAS 140-4 and FIN 46(R)-8). FAS 140-4 and FIN 46(R)-8 require additional disclosures about an entity’s involvement with variable interest entities and transfers of financial assets. See Note 2 to the Consolidated Financial Statements for further discussion of the adoption of FAS 140-4 and FIN 46(R)-8.

     Effective February 3, 2008, we adopted SFAS No. 157, Fair Value Measurements (SFAS 157), except for non-financial assets and non-financial liabilities as deferred until February 1, 2009 by FASB Staff Position (FSP) 157-2 Partial Deferral of the Effective Date of Statement No. 157 (FSP 157-2). SFAS 157 defines fair value, establishes a market-based framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not expand or require any new fair value measurements. FSP 157-2 deferred the effective date of SFAS 157 for most non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. See Note 7 to the Consolidated Financial Statements for further discussion of the adoption of SFAS 157.

     Effective February 4, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN No. 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. See Note 4 to the Consolidated Financial Statements for further discussion of the adoption of FIN No. 48.

     Effective February 3, 2007, we adopted the recognition and disclosure provisions (except for the measurement date change) of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statement No. 87, 99, 106 and 132(R) (SFAS 158), which requires the recognition of the funded status of our retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of AOCI. We adopted the measurement date provisions of SFAS 158 effective February 3, 2008. The majority of our pension and postretirement plans previously used a December 31 measurement date. All plans are now measured as of our fiscal year end. The non-cash effect of the adoption of the measurement date provisions of SFAS 158 decreased shareowners’ equity by approximately $5 million ($3 million after-tax) and increased long-term liabilities by approximately $5 million. There was no effect on our results of operations. See Note 13 to the Consolidated Financial Statements for further discussion of the adoption of this standard.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (SFAS 160). SFAS 160 will require the consolidation of noncontrolling interests as a component of equity. SFAS 160 will become effective for our fiscal year beginning February 1, 2009. We are currently evaluating the effect the adoption of SFAS 160 will have on our Consolidated Financial Statements.

     In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141R), which replaces SFAS No. 141. SFAS 141R further expands the definitions of a business and the fair value measurement and reporting in a business combination. SFAS 141R will become effective for our fiscal year beginning February 1, 2009. Because the standard will only impact transactions entered into after February 1, 2009, SFAS 141R will not effect our Consolidated Financial Statements upon adoption.

     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 requires enhanced disclosures of an entity’s derivative and hedging activities. SFAS 161 will become effective for our fiscal year beginning February 1, 2009. We are currently evaluating the effect the adoption of SFAS 161 will have on our Consolidated Financial Statements.

     In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP No. EITF 03-6-1). FSP No. EITF 03-6-1 clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities and included in the calculation of basic EPS. FSP No. EITF 03-6-1 will become effective for our fiscal year beginning February 1, 2009. We are currently evaluating the effect the adoption of FSP No. EITF 03-6-1 will have on our Consolidated Financial Statements.

OUTLOOK

     This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected change in net earnings; identical sales growth; expected pension plan contributions; our ability to generate operating cash flow; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

     Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

  We expect earnings per diluted share in the range of $2.00-$2.05 for 2009. This represents earnings per share growth of approximately 4%-7% in 2009, excluding the $0.02 per diluted share charge in 2008 related to Hurricane Ike. In addition, our shareholder return is enhanced by our dividend by over 1%.

  We expect identical supermarket sales growth, excluding fuel sales, of 3%-4% in 2009, assuming product cost inflation of 1%-2%. In 2009, we will continue to focus on driving sales growth and balancing investments in gross margin and improved customer service to provide a better shopping experience for our customers. We expect to finance these investments with operating cost reductions. We expect non-fuel operating margins to improve slightly in 2009, excluding the benefit of an expected lower LIFO charge.

  In 2009, we expect fuel margins to be approximately $0.11 per gallon, as well as continued strong growth in gallons sold.

  In 2009, we expect the LIFO charge to be $75 million, assuming product cost inflation of 1%-2%.

  We plan to use cash flow primarily for capital investments, debt reduction and to pay cash dividends. As market conditions change, we plan to re-evaluate the above uses of cash flow and our stock repurchase activity.

  We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

  Capital expenditures reflect our strategy of growth through expansion, as well as focusing on productivity increase from our existing store base through remodels. In addition, we will continue our emphasis on self-development and ownership of real estate, logistics and technology improvements. The continued capital spending in technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and should reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investment for 2009 to be in the range of $1.9-$2.1 billion, excluding acquisitions. Total food store square footage is expected to grow approximately 1.5%-2.0% before acquisitions and operational closings.

  Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

  We believe we have adequate sources of cash if needed under our credit agreement.

  We expect that our OG&A results will be affected by increased costs, such as higher pension costs and credit card fees, as well as any potential future labor disputes, offset by improved productivity from process changes and leverage gained through sales increases.

  We expect that our effective tax rate for 2009 will be approximately 37%.

  We expect rent expense, as a percent of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

  We believe that in 2009 there will be opportunities to reduce our operating costs in such areas as administration, productivity improvements, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

  Although we were not required to make cash contributions to Company-sponsored defined benefit pension plans during 2008 and do not anticipate being required to do so in 2009, we contributed $20 million to these plans in 2008 and we made a $200 million contribution in 2009 on February 2, 2009. We expect any elective contributions made during 2009 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. We also expect 2009 expense for Company-sponsored defined benefit pension plans to be comparable to 2008. In addition, we expect our cash contributions and expense to the 401(k) Retirement Savings Account Plan from automatic and matching contributions to participants to increase in 2009, compared to 2008.

  We do not expect a significant increase in our contributions to multi-employer pension plans in 2009 compared to 2008 subject to collective bargaining and capital market conditions. In addition, we believe our contributions to multi-employer pension plans could as much as double over the next several years after 2009.

  We expect our expense from the credit extended to our customers through our company branded credit card in 2009 to be comparable to 2008 of $14 million. The 2008 expense represents an increase in net charge-offs of approximately $8 million, compared to 2007, due to the weak economy, higher outstanding balances, and portfolio maturation. This rate is still below the credit card industry average and the credit portfolio continues to have an above-average credit score.

  Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the impact that such condition has on our ability to issue commercial paper at acceptable rates. Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us.

  We have various labor agreements that will be negotiated in 2009, covering associates in Albuquerque, Arizona, Atlanta, Dallas, Dayton, Denver and Portland. In all of these store contracts, rising health care and pension costs will continue to be an important issue in negotiations. A prolonged work stoppage affecting a substantial number of locations could have a material effect on our results.

  If market conditions change, it could affect our uses of cash flow.

  Our ability to achieve sales and earnings goals may be affected by: labor disputes; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including the inflationary and deflationary trends in certain commodities; trends in consumer spending; stock repurchases; and the success of our future growth plans.

  Our estimate of product cost inflation could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control.

  The timing of our recognition of LIFO expense will be affected primarily by expected food inflation during the year.

  If actual results differ significantly from anticipated future results for certain reporting units and variable interest entities, an impairment loss for any excess of the carrying value of the division’s goodwill over the implied fair value would need to be recognized.

  In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our “sister stores” (new stores opened in close proximity to an existing store) and reductions in retail pricing.
  Our operating margins, without fuel, could fail to slightly improve as expected if we are unable to pass on any cost increases, fail to deliver the cost savings contemplated or if changes in the cost of our inventory and the timing of those changes differs from our expectations.

  Our expected operating margin per gallon of fuel and fuel gallons sold could be affected by changes in the price of fuel or a change in our operating costs.

  We have estimated our exposure to the claims and litigation arising in the normal course of business, as well as to the material litigation facing Kroger, and believe we have made adequate provisions for them where it is reasonably possible to estimate and where we believe an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

  Consolidation in the food industry is likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

  Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

  Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation was followed.

  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities and the deductibility of certain expenses.

  The actual amount of automatic and matching cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of participants, savings rate, plan compensation, and length of service of participants.

  Our contributions and recorded expense related to multi-employer pension funds could increase more than anticipated. Should asset values in these funds further deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated, after 2009.

  If weakness in the financial markets continues or worsens, our contributions to Company-sponsored defined benefit pension plans could increase more than anticipated.

  Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

  Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth and employment and job growth in the markets in which we operate, may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also affect the shopping habits of our customers, which could affect sales and earnings.

  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on OG&A expense as a percent of sales.

  Our capital expenditures, expected square footage growth, and number of store projects completed during the year could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted or if our logistics and technology projects are not completed in the time frame expected or on budget.

  Interest expense could be adversely affected by the interest rate environment, changes in the Company’s credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely affects our operations and results in an increase in debt.

  Impairment losses could be affected by changes in our assumptions of future cash flows or market values. Our cash flow projections include several years of projected cash flows and include assumptions on variables such as inflation, the economy and market competition.

  Our estimated expense and obligation for Company-sponsored pension plans and other post-retirement benefits could be affected by changes in the assumptions used in calculating those amounts. These assumptions include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs.

  Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease the customer demand for certain products. Increases in demand for certain commodities could also increase the cost our suppliers charge for their products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively affect financial ratios and earnings.

  Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings will suffer.

     Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of
The Kroger Co.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in shareowners’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 31, 2009 and February 2, 2008, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page A-1. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

     As discussed in Note 14 to the consolidated financial statements, the Company adopted the measurement date provision of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of January 31, 2009, the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, for financial assets and financial liabilities as of February 3, 2008, the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of February 4, 2007 and the recognition and disclosure provisions of SFAS No. 158 as of February 3, 2007.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
March 31, 2009

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

	January 31,	February 2,
(In millions, except par values)	2009	2008
ASSETS
Current assets
Cash and temporary cash investments	$263	$242
Deposits in-transit	631	676
Receivables	944	786
FIFO Inventory	5,659	5,453
LIFO credit	(800)	(604)
Prefunded employee benefits	300	300
Prepaid and other current assets	209	255
Total current assets	7,206	7,108
Property, plant and equipment, net	13,161	12,498
Goodwill	2,271	2,144
Other assets	573	543
Total Assets	$23,211	$22,293

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases
and financing obligations	$558	$1,592
Trade accounts payable	3,822	3,867
Accrued salaries and wages	828	815
Deferred income taxes	344	239
Other current liabilities	2,077	2,170
Total current liabilities	7,629	8,683
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and
financing obligations	7,460	6,485
Adjustment to reflect fair value interest rate hedges	45	44
Long-term debt including obligations under capital leases and financing
obligations	7,505	6,529
Deferred income taxes	384	367
Pension and postretirement benefit obligations	1,174	554
Other long-term liabilities	1,248	1,246
Total Liabilities	17,940	17,379
Minority interests	95	—
Commitments and Contingencies (See Note 11)

SHAREOWNERS’ EQUITY
Preferred stock, $100 par, 5 shares authorized and unissued	—	—
Common stock, $1 par, 1,000 shares authorized: 955 shares issued in 2008 and 947
shares issued in 2007	955	947
Additional paid-in capital	3,266	3,031
Accumulated other comprehensive loss	(495)	(122)
Accumulated earnings	7,489	6,480
Common stock in treasury, at cost, 306 shares in 2008 and 284 shares in 2007	(6,039)	(5,422)
Total Shareowners’ Equity	5,176	4,914
Total Liabilities and Shareowners’ Equity	$23,211	$22,293

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended January 31, 2009, February 2, 2008 and February 3, 2007

	2008	2007	2006
(In millions, except per share amounts)	(52 weeks)	(52 weeks)	(53 weeks)
Sales	$76,000	$70,235	$66,111
Merchandise costs, including advertising, warehousing, and
transportation, excluding items shown separately below	58,564	53,779	50,115
Operating, general and administrative	12,884	12,155	11,839
Rent	659	644	649
Depreciation and amortization	1,442	1,356	1,272
Operating Profit	2,451	2,301	2,236
Interest expense	485	474	488
Earnings before income tax expense	1,966	1,827	1,748
Income tax expense	717	646	633
Net earnings	$1,249	$1,181	$1,115
Net earnings per basic common share	$1.92	$1.71	$1.56
Average number of common shares used in basic calculation	652	690	715
Net earnings per diluted common share	$1.90	$1.69	$1.54
Average number of common shares used in diluted calculation	659	698	723
Dividends declared per common share	$.36	$.30	$.26

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended January 31, 2009, February 2, 2008 and February 3, 2007

	2008	2007	2006
(In millions)	(52 weeks)	(52 weeks)	(53 weeks)
Cash Flows From Operating Activities:
Net earnings	$ 1,249	$ 1,181	$1,115
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,442	1,356	1,272
LIFO charge	196	154	50
Stock-based employee compensation	91	87	72
Expense for Company-sponsored pension plans	44	67	161
Deferred income taxes	341	(86)	(60)
Other	(36)	37	20
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	45	(62)	(125)
Inventories	(193)	(381)	(173)
Receivables	(28)	(17)	(90)
Prepaid expenses	47	3	(43)
Accounts payable	(53)	165	220
Accrued expenses	(33)	174	134
Income taxes receivable (payable)	(206)	43	(4)
Contribution to Company-sponsored pension plans	(20)	(51)	(150)
Other	10	(89)	(48)
Net cash provided by operating activities	2,896	2,581	2,351
Cash Flows From Investing Activities:
Payments for capital expenditures	(2,149)	(2,126)	(1,683)
Proceeds from sale of assets	59	49	143
Payments for acquisitions	(80)	(90)	—
Other	(9)	(51)	(47)
Net cash used by investing activities	(2,179)	(2,218)	(1,587)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	1,377	1,372	10
Payments on long-term debt	(1,048)	(560)	(556)
Borrowings (payments) on bank revolver	(441)	218	352
Excess tax benefits on stock-based awards	15	36	38
Proceeds from issuance of capital stock	172	188	168
Treasury stock purchases	(637)	(1,421)	(633)
Dividends paid	(227)	(202)	(140)
Increase in book overdrafts	2	61	1
Other	18	(2)	(25)
Net cash used by financing activities	(769)	(310)	(785)
Net increase (decrease) in cash and temporary cash investments	(52)	53	(21)
Cash from Consolidated Variable Interest Entity	73	—	—
Cash and temporary cash investments:
Beginning of year	242	189	210
End of year	$ 263	$ 242	$ 189
Reconciliation of capital expenditures:
Payments for capital expenditures	$(2,149)	$(2,126)	$(1,683)
Changes in construction-in-progress payables	(4)	66	(94)
Total capital expenditures	$(2,153)	$(2,060)	$(1,777)
Disclosure of cash flow information:
Cash paid during the year for interest	$ 485	$ 477	$ 514
Cash paid during the year for income taxes	$ 641	$ 640	$ 615

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

Years Ended January 31, 2009, February 2, 2008 and February 3, 2007

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated
(In millions, except per share amounts)	Shares	Amount	Capital	Shares	Amount	Gain (Loss)	Earnings	Total
Balances at January 28, 2006	927	$ 927	$2,536	204	$(3,403)	$(243)	$4,573	$4,390
Issuance of common stock:
Stock options and warrants exercised	9	9	95	(1)	30	—	—	134
Restricted stock issued	1	1	13	—	(5)	—	—	9
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	18	(374)	—	—	(374)
Stock options and restricted stock exchanged	—	—	—	11	(259)	—	—	(259)
Tax benefits from exercise of stock options and warrants	—	—	39	—	—	—	—	39
Share-based employee compensation	—	—	72	—	—	—	—	72
Other comprehensive gain net of income tax of $63	—	—	—	—	—	102	—	102
SFAS No. 158 adjustment net of income tax of $(71)	—	—	—	—	—	(120)	—	(120)
Other	—	—	—	—	—	2		2
Cash dividends declared ($0.26 per common share)	—	—	—	—	—	—	(187)	(187)
Net earnings	—	—	—	—	—	—	1,115	1,115
Balances at February 3, 2007	937	937	2,755	232	(4,011)	(259)	5,501	4,923
Issuance of common stock:
Stock options exercised	10	10	175	—	3	—	—	188
Restricted stock issued	—	—	(25)	(1)	11	—	—	(14)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	43	(1,151)	—	—	(1,151)
Stock options and restricted stock exchanged	—	—	—	10	(270)	—	—	(270)
Tax benefits from exercise of stock options	—	—	35	—	—	—	—	35
Share-based employee compensation	—	—	87	—	—	—	—	87
Other comprehensive gain net of income tax of $82	—	—	—	—	—	137	—	137
Other	—	—	4	—	(4)	—	4	4
Cash dividends declared ($0.30 per common share)	—	—	—	—	—	—	(206)	(206)
Net earnings	—	—	—	—	—	—	1,181	1,181
Balances at February 2, 2008	947	947	3,031	284	(5,422)	(122)	6,480	4,914
Issuance of common stock:
Stock options exercised	8	8	162	—	3	—	—	173
Restricted stock issued	—	—	(46)	(1)	30	—	—	(16)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	16	(448)	—	—	(448)
Stock options and restricted stock exchanged	—	—	—	7	(189)	—	—	(189)
Tax benefits from exercise of stock options	—	—	15	—	—	—	—	15
Share-based employee compensation	—	—	91	—	—	—	—	91
Other comprehensive loss net of income tax of $(224)	—	—	—	—	—	(373)	—	(373)
Other	—	—	13	—	(13)	—	(3)	(3)
Cash dividends declared ($0.36 per common share)	—	—	—	—	—	—	(237)	(237)
Net earnings	—	—	—	—	—	—	1,249	1,249
Balances at January 31, 2009	955	$ 955	$3,266	306	$(6,039)	$(495)	$7,489	$5,176
Comprehensive income:

	2008	2007	2006
Net earnings	$1,249	$1,181	$1,115
Unrealized gain (loss) on hedging activities, net of
income tax of $2 in 2008, $(13) in 2007 and $5 in 2006	3	(21)	7
Amortization of unrealized gains and losses on hedging
activities, net of income tax of $(2)	(3)	—	—
Additional minimum pension liability
adjustment, net of income tax of $58 in 2006	—	—	95
Change in pension and other postretirement
defined benefit plans, net of income tax of
$(224) in 2008 and $95 in 2007	(373)	158	—
Comprehensive income	$ 876	$1,318	$1,217

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All dollar amounts are in millions except share and per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1. ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed in preparing these financial statements.

   Description of Business, Basis of Presentation and Principles of Consolidation

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of January 31, 2009, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company, its wholly-owned subsidiaries and the Variable Interest Entities (“VIE”) in which the Company is the primary beneficiary. Significant intercompany transactions and balances have been eliminated.

   Fiscal Year

     The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week period ended January 31, 2009, the 52-week period ended February 2, 2008, and the 53-week period ended February 3, 2007.

   Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

   Cash and temporary cash investments

     Cash and temporary cash investments represent store cash, escrow deposits and Euros held to settle Euro-denominated contracts. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation, the Company valued its carrying amount of Euros at the spot rates as of January 31, 2009 and February 2, 2008.

   Inventories

     Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 98% and 97% of inventories for 2008 and 2007, respectively, were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $800 at January 31, 2009 and $604 at February 2, 2008. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting.

     The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

   Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. All new purchases of store equipment are assigned lives varying from three to nine years. Some store equipment acquired as a result of the Fred Meyer merger was assigned a 15-year life. The life of this equipment was not changed. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation and amortization expense was $1,442 in 2008, $1,356 in 2007 and $1,272 in 2006.

     Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

   Deferred Rent

     The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

   Goodwill

     The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2008, 2007 and 2006 are summarized in Note 2 to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Impairment of Long-Lived Assets

     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If the Company identifies impairment for long-lived assets to be held and used, the Company compares the assets’ current carrying value to the assets’ fair value. Fair value is determined based on market values or discounted future cash flows. The Company records impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $26, $24 and $61 in 2008, 2007 and 2006, respectively. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

   Store Closing Costs

     All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, are accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

     Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with the Company’s policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table summarizes accrual activity for future lease obligations of stores closed that were closed in the normal course of business:

Future Lease
Obligations
Balance at February 3, 2007	$89
Additions	8
Payments	(16)
Adjustments	(7)

Balance at February 2, 2008	74
Additions	4
Payments	(13)

Balance at January 31, 2009	$65

   Interest Rate Risk Management

     The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 6.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 6.

   Benefit Plans

     Effective February 3, 2007, the Company adopted the recognition and disclosure provisions (except for the measurement date change) of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statement No. 87, 99, 106 and 132(R) (SFAS 158), which requires the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). The Company adopted the measurement date provisions of SFAS 158 effective February 3, 2008. The majority of our pension and postretirement plans previously used a December 31 measurement date. All plans are now measured as of the Company’s fiscal year end. The non-cash effect of the adoption of the measurement date provisions of SFAS 158 decreased shareholders’ equity by approximately $5 ($3 after-tax) and increased long-term liabilities by approximately $5. There was no effect on the Company’s results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 13 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

     The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 13 for additional information regarding the Company’s benefit plans.

   Stock Based Compensation

     The Company accounts for stock options under the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123(R)). Under this method, the Company recognizes compensation expense for all share-based payments granted after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006, in accordance with SFAS 123(R). Under the fair value recognition provisions of SFAS 123(R), the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, the Company accounts for restricted stock awards under SFAS 123(R). The Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

   Deferred Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 4 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

   Uncertain Tax Positions

     Effective February 4, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN No. 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

     Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 31, 2009, the most recent examination concluded by the Internal Revenue Service covered the years 2002 through 2004.

     The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

   Self-Insurance Costs

     The Company primarily is self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

     The following table summarizes the changes in the Company’s self-insurance liability through January 31, 2009.

	2008	2007	2006
Beginning balance	$470	$440	$445
Expense	189	215	196
Claim payments	(191)	(185)	(201)
Ending balance	468	470	440
Less current portion	(192)	(183)	(165)
Long-term portion	$276	$287	$275

     The current portion of the self-insured liability is included in “Other current liabilities”, and the long-term portion is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

     The Company is also similarly self-insured for property-related losses. The Company has purchased stop-loss coverage to limit its exposure to losses in excess of $25 on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 per claim, up to $200 per claim in California and $300 outside of California.

   Revenue Recognition

     Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. Pharmacy sales are recorded when provided to the customer. Sales taxes are not recorded as a component of sales. The Company does not recognize a sale when it sells gift cards and gift certificates. Rather, a sale is recognized when the gift card or gift certificate is redeemed to purchase the Company’s products.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Merchandise Costs

     The “Merchandise costs” line item of the Consolidated Statements of Operations includes product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

     Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

     The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

     The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

   Advertising Costs

     The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $532 in 2008, $506 in 2007 and $508 in 2006. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

   Deposits In-Transit

     Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the year related to sales, a majority of which were paid for with credit cards and checks, to which the Company does not have immediate access.

   Consolidated Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $663, $661 and $600 as of January 31, 2009, February 2, 2008, and February 3, 2007, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

2. GOODWILL

     The annual evaluation of goodwill performed during the fourth quarter of 2008, 2007 and 2006 did not result in impairment.

     The following table summarizes the changes in the Company’s net goodwill balance through January 31, 2009.

Goodwill
Balance at January 28, 2006	$2,192
Goodwill recorded	—
Purchase accounting adjustments	—

Balance at February 3, 2007	2,192
Goodwill recorded	23
Effect of FIN 48 adoption	(71)

Balance at February 2, 2008	2,144
Goodwill recorded	127
Purchase accounting adjustments	—

Balance at January 31, 2009	$2,271

     In December 2008, the FASB issued FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (FAS 140-4 and FIN 46(R)-8). FAS 140-4 and FIN 46(R)-8 require additional disclosures about an entity’s involvement with variable interest entities and transfers of financial assets. Effective January 31, 2009, the Company has adopted FAS 140-4 and FIN 46(R)-8.

     In the first quarter of 2008, the Company made an investment in The Little Clinic LLC (“TLC”). TLC operates supermarket walk-in medical clinics in seven states, primarily in the Midwest and Southeast. At the date of investment, TLC was determined to be a variable-interest entity (“VIE”) under FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46R), with the Company being the primary beneficiary. The Company was deemed the primary beneficiary due to its current ownership interest and half of its written put options being at a floor price. As a result, the Company consolidated TLC in accordance with FIN 46R. The minority interest was recorded at fair value on the acquisition date. The fair value of TLC was determined based on the amount of the investment made by the Company and the percentage acquired. The Company’s assessment of goodwill represents the excess of this amount over the fair value of TLC’s net assets as of the investment date. Creditors of TLC have no recourse to the general credit of the Company. Conversely, creditors of the Company have no recourse to the assets of TLC. In addition, if requested by TLC’s Board of Directors by January 1, 2010, the Company has agreed to make a pro rata portion of an additional capital contribution.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The table below shows the unaudited amounts of assets and liabilities from TLC included in the Company’s consolidated results, after eliminating intercompany items, as of January 31, 2009:

2008
Current assets	$31
Property, plant and equipment, net	7
Goodwill	102
Other assets	1
Total Assets	$141

Current liabilities	$4

Minority interests	$82

     In the fourth quarter of 2008, the Company became the primary beneficiary of i-wireless, LLC a VIE in which the Company has a 25% ownership interest. The Company was deemed the primary beneficiary due to its current ownership interest, $25 line of credit guarantee, and $8 loan to i-wireless, LLC. The Company became the primary beneficiary, in the fourth quarter of 2008, under FIN 46R after lending $8 to i-wireless, LLC. i-wireless, LLC sells prepaid phones primarily in Company stores. The minority interest was recorded at fair value. The fair value of i-wireless, LLC was determined based on the amount of the investment made by the Company in the fourth quarter of 2007 and the percentage acquired. The Company’s assessment of goodwill represents the excess of this amount over the fair value of i-wireless, LLC’s net assets as of the date of the loan. The Company has guaranteed the indebtedness of i-wireless, LLC, up to $25, which is collateralized by $8 of inventory located in the Company’s stores. The creditors of the Company have no recourse to the assets of i-wireless, LLC.

     The table below shows the preliminary and unaudited amounts of assets and liabilities from i-wireless, LLC included in the Company’s consolidated results, after eliminating intercompany items, as of January 31, 2009:

2008
Current assets	$10
Property, plant and equipment, net	2
Goodwill	25
Other assets	5
Total Assets	$42

Current liabilities	$5

Long-term debt	$30

Minority interests	$1

     The proforma effects of these acquisitions are not material to previously reported results.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

3. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consists of:

	2008	2007
Land	$1,944	$1,779
Buildings and land improvements	6,457	5,875
Equipment	8,993	8,620
Leasehold improvements	5,076	4,626
Construction-in-progress	880	965
Leased property under capital leases and financing obligations	550	571
Total property, plant and equipment	23,900	22,436
Accumulated depreciation and amortization	(10,739)	(9,938)
Property, plant and equipment, net	$13,161	$12,498

     Accumulated depreciation for leased property under capital leases was $283 at January 31, 2009, and $286 at February 2, 2008.

     Approximately $396 and $540, original cost, of Property, Plant and Equipment collateralized certain mortgages at January 31, 2009 and February 2, 2008, respectively.

4. TAXES BASED ON INCOM E

     The provision for taxes based on income consists of:

	2008	2007	2006
Federal
Current	$304	$661	$652
Deferred	331	(62)	(52)
	635	599	600
State and local
Current	46	71	55
Deferred	36	(24)	(22)
	82	47	33
Total	$717	$646	$633

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     A reconciliation of the statutory federal rate and the effective rate follows:

	2008	2007	2006
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.7%	1.7%	1.9%
Credits	(1.0)%	(0.9)%	(0.8)%
Favorable resolution of issues	—	(1.9)%	—
Deferred tax adjustment	—	—	(1.2)%
Other changes, net	(0.2)%	1.5%	1.3%
	36.5%	35.4%	36.2%

     During the third quarter of 2007, the Company resolved favorably certain tax issues. This resulted in a 2007 tax benefit of approximately $40.

     In 2006, during the reconciliation of the Company’s deferred tax balances, after the filing of annual federal and state tax returns, the Company identified adjustments to be made in the prior years’ deferred tax reconciliation. These deferred tax balances were corrected in the Company’s Consolidated Financial Statements for the year ended February 3, 2007, which resulted in a reduction of the Company’s 2006 provision for income tax expense of approximately $21. The Company does not believe these adjustments are material to its Consolidated Financial Statements for the year ended February 3, 2007, or to any prior years’ Consolidated Financial Statements. As a result, the Company has not restated any prior year amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The tax effects of significant temporary differences that comprise tax balances were as follows:

	2008	2007
Current deferred tax assets:
Net operating loss and credit carryforwards	$2	$16
Compensation related costs	43	53
Other	—	8
Total current deferred tax assets	45	77
Current deferred tax liabilities:
Insurance related costs	(104)	(104)
Inventory related costs	(242)	(212)
Other	(43)	—
Total current deferred tax liabilities	(389)	(316)
Current deferred taxes	$(344)	$(239)
Long-term deferred tax assets:
Compensation related costs	$461	$268
Lease accounting	100	102
Closed store reserves	65	68
Insurance related costs	64	64
Net operating loss and credit carryforwards	51	35
Other	13	23
Long-term deferred tax assets, net	754	560
Long-term deferred tax liabilities:
Depreciation	(1,138)	(926)
Other	—	(1)
Total long-term deferred tax liabilities	(1,138)	(927)
Long-term deferred taxes	$(384)	$(367)

     At January 31, 2009, the Company had net operating loss carryforwards for state income tax purposes of $451 that expire from 2009 through 2028. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

     At January 31, 2009, the Company had State credits of $20, some of which expire from 2009 through 2027. The utilization of certain of the Company’s credits may be limited in a given year.

Notes to Consolidated Financial Statements, Continued

     The Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes on February 4, 2007. As of adoption, the total amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, was $694. A reconciliation of the beginning and ending amount of unrecognized tax benefits as of January 31, 2009 and February 2, 2008 is a follows:

	2008	2007
Beginning balance	$469	$694
Additions based on tax positions related to the current year	53	49
Reductions based on tax positions related to the current year	(6)	(32)
Additions for tax positions of prior years	4	11
Reductions for tax positions of prior years	(11)	(162)
Settlements	(17)	(90)
Reductions due to lapse of statute of limitations	—	(1)
Ending balance	$492	$469

     The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

     As of January 31, 2009 and February 2, 2008, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $116 and $120, respectively.

     To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense. During the years ended January 31, 2009 and February 2, 2008, the Company recognized approximately $6 and $(11), respectively, in interest and penalties. The Company had accrued approximately $99 and $101 for the payment of interest and penalties as of January 31, 2009 and February 2, 2008, respectively.

     The IRS concluded a field examination of the Company’s 2002 – 2004 U.S. tax returns during the third quarter of 2007 and is currently auditing years 2005 – 2007. The audit is not expected to be completed in the next twelve months. Additionally, the Company has a case in the U.S. Tax Court. A decision on this case is not expected within the next 12 months. In connection with this case, the Company has extended the statute of limitations on our tax years after 1991 and those years remain open to examination. States have a limited time frame to review and adjust federal audit changes reported. Assessments made and refunds allowed are generally limited to the federal audit changes reported.

5. DEBT OBLIGATIONS

     Long-term debt consists of:

	2008	2007
Credit facility, commercial paper and money market borrowings	$129	$570
4.95% to 9.20% Senior notes and debentures due through 2038	7,186	6,766
5.00% to 9.95% Mortgages due in varying amounts through 2034	119	166
Other	163	137
Total debt	7,597	7,639
Less current portion	(528)	(1,564)
Total long-term debt	$7,069	$6,075

Notes to Consolidated Financial Statements, Continued

     In 2007, the Company issued $600 of senior notes bearing an interest rate of 6.4% due in 2017 and $750 of senior notes bearing an interest rate of 6.15% due in 2020.

     In 2008, the Company issued $400 of senior notes bearing an interest rate of 5.0% due in 2013, $375 of senior notes bearing an interest rate of 6.9% due in 2038 and $600 of senior notes bearing an interest rate of 7.5% due in 2014.

     As of January 31, 2009, the Company had a $2,500 Five-Year Credit Agreement maturing in 2011, unless earlier terminated by the Company. Borrowings under the credit agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time of (A) the base rate of JP Morgan Chase Bank, N.A., (B) ½% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C) ½% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate (“Eurodollar Rate”) plus an applicable margin. In addition, the Company pays a facility fee in connection with the credit agreement. Both the applicable margin and the facility fee vary based upon the Company’s achievement of a financial ratio or credit rating. At January 31, 2009, the applicable margin was 0.19%, and the facility fee was 0.06%. The credit facility contains covenants, which, among other things, require the maintenance of certain financial ratios, including fixed charge coverage and leverage ratios. The Company may prepay the credit agreement in whole or in part, at any time, without a prepayment penalty. In addition to the credit agreement, the Company maintained three uncommitted money market lines totaling $75 in the aggregate. The money market lines allow the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of January 31, 2009, the Company had no borrowings under its credit agreement and net outstanding commercial paper of $90, that reduced amounts available under the Company’s credit agreement. In addition, as of January 31, 2009, the Company had borrowings under its money market lines totaling $39. The weighted average interest rate on outstanding commercial paper and borrowings under the Company’s money market lines was 1.89% at January 31, 2009. The outstanding letters of credit that reduce funds available under the Company’s credit agreement totaled $337 as of January 31, 2009.

     Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company, (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company or (iii) both a change of control and a below investment grade rating.

Notes to Consolidated Financial Statements, Continued

     The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2008, and for the years subsequent to 2008 are:

2009	$528
2010	542
2011	544
2012	1,414
2013	1,019
Thereafter	3,550
Total debt	$7,597

6. DERIVATIVE FINANCIAL INSTRUMENTS

   Interest Rate Risk Management

     The Company historically has used derivatives to manage its exposure to changes in interest rates. The interest differential to be paid or received is accrued as interest expense. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet and provides for hedge accounting when certain conditions are met. In accordance with this standard, the Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings. Ineffective portions of fair value hedges, if any, are recognized in current period earnings.

     The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

     The Company’s current program relative to interest rate protection contemplates hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily outstanding borrowings to determine annual debt amounts subject to interest rate exposure, (ii) limit the average annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2,500 million or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

     Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with the guidelines. These guidelines may change as the Company’s needs dictate.

Notes to Consolidated Financial Statements, Continued

     The table below summarizes the outstanding interest rate swaps designated as fair value hedges as of January 31, 2009, and February 2, 2008.

	2008		2007
	Pay	Pay	Pay	Pay
	Floating	Fixed	Floating	Fixed
Notional amount	$—	$—	$1,050	$—
Number of contracts	—	—	6	—
Duration in years	—	—	2.07	—
Average variable rate	—	—	5.97%	—
Average fixed rate	—	—	6.74%	—
Maturity			Between
			March 2008 and
			January 2015

     As of February 2, 2008, other long-term assets totaling $11 were recorded to reflect the fair value of these agreements, offset by increases in the fair value of the underlying debt.

     In 2008, the Company terminated nine fair value interest rate swaps with a total notional amount of $900. Three of these terminated interest rate swaps were purchased and became ineffective fair value hedges in 2008. The proceeds received at termination were credited to interest expense in the amount of $15. The Company has unamortized proceeds from twelve interest rate swaps once classified as fair value hedges totaling approximately $45. The unamortized proceeds are recorded as adjustments to the carrying values of the underlying debt and are being amortized over the remaining term of the debt.

     In addition to the interest rate swaps noted above, in 2005 the Company entered into three forward-starting interest rate swap agreements with a notional amount totaling $750. A forward-starting interest rate swap is an agreement that effectively hedges future benchmark interest rates on debt for an established period of time. The Company entered into the forward-starting interest rate swaps in order to lock into fixed interest rates on forecasted issuances of debt in 2007 and 2008. In 2007, the Company terminated two of these forward-starting interest rate swaps with a notional amount of $500. In 2008, the Company terminated the remaining forward-starting interest rate swap with a notional amount of $250. The unamortized payments and proceeds on these terminated forward-starting interest rate swaps have been recorded net of tax in other comprehensive income and will be amortized to earnings as the payments of interest to which the hedge relates are made. As of February 2, 2008, other long-term liabilities totaling $18 were recorded to reflect the fair value of these agreements.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, warehouses, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales.

Notes to Consolidated Financial Statements, Continued

     Some of the product the Company purchases is shipped in corrugated cardboard packaging. The corrugated cardboard is sold when it is economical to do so. As of January 31, 2009, the Company maintained a derivative instrument to manage exposure to changes in corrugated cardboard prices. This derivative has a three-year term. The instrument does not qualify for hedge accounting, in accordance with SFAS No. 133, Accounting for Derivative Investments and Hedging Activities, as amended. Accordingly, the change in the fair value of this instrument is marked-to-market in the Company’s Consolidated Statements of Operations as operating, general and administrative (“OG&A”) expense. As of January 31, 2009, the fair value of this instrument was insignificant.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a market-based framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not expand or require any new fair value measurements. SFAS 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. FASB Staff Position (FSP) 157-2 Partial Deferral of the Effective Date of Statement No. 157 (FSP 157-2), deferred the effective date of SFAS No. 157 for most non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. Effective February 3, 2008, the Company adopted SFAS 157, except for non-financial assets and non-financial liabilities as deferred until February 1, 2009 by FSP 157-2.

     SFAS 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined by SFAS 157 are as follows:

     Level 1 – Quoted prices are available in active markets for identical assets or liabilities;

     Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

     Level 3 – Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability.

     For those financial instruments carried at fair value in the consolidated financial statements, the following table summarizes the fair value of these instruments at January 31, 2009:

Fair Value Measurements Using

Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$11	$—	$—	$11

Notes to Consolidated Financial Statements, Continued

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

   Current and Long-term Debt

     The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market price for the same or similar issues adjusted for illiquidity based on available market evidence. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flow using the forward interest rate yield curve in effect at the respective year-ends. At January 31, 2009, the fair value of total debt was $7,920 compared to a carrying value of $7,597. At February 2, 2008, the fair value of total debt was $7,973 compared to a carrying value of $7,639.

   Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

     The carrying amounts of these items approximated fair value.

   Long-term Investments

     The fair values of these investments were estimated based on quoted market prices for those or similar investments, or estimated cash flows, if appropriate. At January 31, 2009 and February 2, 2008, the carrying and fair value of practicable long-term investments was $67 and $75, respectively.

8. LEASES AND LEASE - FINANCED TRANSACTIONS

     The Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses or other lease concessions are accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

     Rent expense (under operating leases) consists of:

	2008	2007	2006
Minimum rentals	$762	$747	$753
Contingent payments	12	11	10
Tenant income	(115)	(114)	(114)
Total rent expense	$659	$644	$649

Notes to Consolidated Financial Statements, Continued

     Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2008 and in the aggregate are:

			Lease-
	Capital	Operating	Financed
	Leases	Leases	Transactions
2009	$53	$778	$4
2010	51	738	4
2011	57	674	5
2012	48	624	5
2013	45	575	5
Thereafter	219	3,274	111
	473	$6,663	$134
Less estimated executory costs included in capital leases	(1)
Net minimum lease payments under capital leases	472
Less amount representing interest	(185)
Present value of net minimum lease payments under capital leases	$287

     Total future minimum rentals under noncancellable subleases at January 31, 2009, were $334.

9. EARNINGS PER COMMON SHARE

     Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

     The following table provides a reconciliation of earnings and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

	For the year ended			For the year ended			For the year ended
	January 31, 2009			February 2, 2008			February 3, 2007
	Earnings	Shares	Per	Earnings	Shares	Per	Earnings	Shares	Per
	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share
(in millions, except per share amounts)	ator)	nator)	Amount	ator)	nator)	Amount	ator)	nator)	Amount
Basic EPS	$1,249	652	$1.92	$1,181	690	$1.71	$1,115	715	$1.56
Dilutive effect of stock option
awards and warrants		7			8			8
Diluted EPS	$1,249	659	$1.90	$1,181	698	$1.69	$1,115	723	$1.54

     For the years ended January 31, 2009, February 2, 2008 and February 3, 2007, there were options outstanding for approximately 11.8 million, 2.0 million and 25.4 million shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

Notes to Consolidated Financial Statements, Continued

10. STOCK OPTION PLANS

     The Company grants options for common stock (“stock options”) to employees, as well as to its non-employee directors, under various plans at an option price equal to the fair market value of the stock at the date of grant. The Company accounts for stock options under the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123(R)). Under this method, the Company recognizes compensation expense for all share-based payments granted after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006, in accordance with SFAS 123(R). Under the fair value recognition provisions of SFAS 123(R), the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Equity awards may be made at one of four meetings of its Board of Directors occurring shortly after the Company’s release of quarterly earnings. The 2008 primary grant was made in conjunction with the June meeting of the Company’s Board of Directors.

     Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant, or for certain stock options, the earlier of the Company’s stock reaching certain pre-determined and appreciated market prices or nine years and six months from the date of grant. At January 31, 2009, approximately 25 million shares of common stock were available for future option grants under these plans.

     In addition to the stock options described above, the Company awards restricted stock to employees under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards. Under SFAS 123(R), the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse. As of January 31, 2009, approximately one million shares of common stock were available for future restricted stock awards under the 2005 Long-Term Incentive Plan (the “Plan”). The Company has the ability to convert shares available for stock options under the Plan to shares available for restricted stock awards. Four shares available for common stock option awards can be converted into one share available for restricted stock awards.

     All awards become immediately exercisable upon certain changes of control of the Company.

Notes to Consolidated Financial Statements, Continued

   Stock Options

     Changes in options outstanding under the stock option plans are summarized below:

	Shares	Weighted-
	subject to	average
	option	exercise
	(in millions)	price
Outstanding, year-end 2005	59.3	$19.03
Granted	3.2	$20.05
Exercised	(9.5)	$13.34
Canceled or Expired	(1.1)	$21.01
Outstanding, year-end 2006	51.9	$20.09
Granted	3.4	$28.21
Exercised	(10.1)	$19.05
Canceled or Expired	(0.4)	$20.79
Outstanding, year-end 2007	44.8	$20.94
Granted	3.5	$28.49
Exercised	(8.3)	$21.04
Canceled or Expired	(0.3)	$23.08
Outstanding, year-end 2008	39.7	$21.58

     A summary of options outstanding and exercisable at January 31, 2009 follows:

		Weighted-
		average	Weighted-		Weighted-
Range of	Number	remaining	average	Options	average
Exercise Prices	outstanding	contractual life	exercise price	exercisable	exercise price
	(in millions)	(in years)		(in millions)
$13.78 - $14.93	4.2	3.86	$14.91	4.2	$14.91
$14.94 - $16.39	4.6	6.16	$16.35	3.3	$16.34
$16.40 - $17.31	7.6	3.42	$16.98	6.2	$17.00
$17.32 - $22.99	7.4	4.74	$21.72	5.3	$21.93
$23.00 - $31.91	15.9	4.51	$26.99	9.8	$26.38
$13.78 - $31.91	39.7	4.47	$21.58	28.8	$20.71

     The weighted-average remaining contractual life for options exercisable at January 31, 2009, was approximately 3.6 years.

Notes to Consolidated Financial Statements, Continued

   Restricted stock

	Restricted	Weighted-
	shares	average
	outstanding	grant-date
	(in millions)	fair value
Outstanding, year-end 2005	0.7	$17.85
Granted	2.2	$20.16
Lapsed	(0.4)	$17.46
Canceled or Expired	(0.1)	$19.41
Outstanding, year-end 2006	2.4	$20.02
Granted	2.5	$28.20
Lapsed	(1.4)	$19.90
Canceled or Expired	(0.1)	$22.69
Outstanding, year-end 2007	3.4	$25.89
Granted	2.5	$28.42
Lapsed	(1.7)	$26.48
Canceled or Expired	(0.1)	$25.70
Outstanding, year-end 2008	4.1	$27.22

     The weighted-average fair value of stock options granted during 2008, 2007 and 2006 was $8.65, $9.66 and $6.90, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of the Company’s stock price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations.

     The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2008	2007	2006
Weighted average expected volatility	27.89%	29.23%	27.60%
Weighted average risk-free interest rate	3.63%	5.06%	5.07%
Expected dividend yield	1.50%	1.40%	1.50%
Expected term (based on historical results)	6.8 years	6.9 years	7.5 years

     The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of options. The dividend yield was based on our history and expectation of dividend payouts. Expected volatility was determined based upon historical stock volatilities; however, implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

Notes to Consolidated Financial Statements, Continued

     Total stock compensation recognized in 2008, 2007 and 2006 was $91, $87 and $72, respectively. Stock option compensation recognized in 2008, 2007 and 2006 was $35, $51 and $50, respectively. Restricted shares compensation recognized in 2008, 2007 and 2006 was $56, $36 and $22 respectively.

     The total intrinsic value of options exercised was $18, $33 and $79 in 2008, 2007 and 2006, respectively. The total amount of cash received in 2008 by the Company from the exercise of options granted under share-based payment arrangements was $172. As of January 31, 2009, there was $118 of total unrecognized compensation expense remaining related to non-vested share-based compensation arrangements granted under the Company’s equity award plans. This cost is expected to be recognized over a weighted-average period of approximately one year. The total fair value of options that vested was $53, $53 and $44 in 2008, 2007 and 2006, respectively.

     Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, may be utilized to repurchase shares of the Company’s stock under a stock repurchase program adopted by the Company’s Board of Directors. During 2008, the Company repurchased approximately seven million shares of stock in such a manner.

     For share-based awards granted prior to the adoption of SFAS 123(R), the Company’s stock option grants generally contained retirement-eligibility provisions that caused the options to vest upon the earlier of the stated vesting date or retirement. Compensation expense was calculated over the stated vesting periods, regardless of whether certain employees became retirement-eligible during the respective vesting periods. Upon the adoption of SFAS 123(R), the Company continued this method of recognizing compensation expense for awards granted prior to the adoption of SFAS 123(R). For awards granted on or after January 29, 2006, options vest based on the stated vesting date, even if an employee retires prior to the vesting date. The requisite service period ends, however, on the employee’s retirement-eligible date. As a result, the Company recognizes expense for stock option grants containing such retirement-eligibility provisions over the shorter of the vesting period or the period until employees become retirement-eligible (the requisite service period). As a result of retirement eligibility provisions in stock option awards granted on or after January 29, 2006, approximately $9 of compensation expense was recognized in 2008 prior to the completion of stated vesting periods.

11. COMMITMENTS AND CONTINGENCIES

     The Company continuously evaluates contingencies based upon the best available evidence.

     The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

     The principal contingencies are described below:

     Insurance – The Company’s workers’ compensation risks are self-insured in certain states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Litigation – On October 6, 2006, the Company petitioned the Tax Court (In Re: Ralphs Grocery Company and Subsidiaries, formerly known as Ralphs Supermarkets, Inc., Docket No. 20364-06) for a redetermination of deficiencies set by the Commissioner of Internal Revenue. The dispute at issue involves a 1992 transaction in which Ralphs Holding Company acquired the stock of Ralphs Grocery Company and made an election under Section 338(h)(10) of the Internal Revenue Code. The Commissioner has determined that the acquisition of the stock was not a purchase as defined by Section 338(h)(3) of the Internal Revenue Code and that the acquisition does not qualify as a purchase. The Company believes that it has strong arguments in favor of its position and believes it is more likely than not that its position will be sustained. However, due to the inherent uncertainty involved in the litigation process, there can be no assurances that the Tax Court will rule in favor of the Company. As of January 31, 2009, an adverse decision would require a cash payment up to approximately $436, including interest.

     On February 2, 2004, the Attorney General for the State of California filed an action in Los Angeles federal court (California, ex rel Lockyer v. Safeway, Inc. dba Vons, a Safeway Company; Albertson’s, Inc. and Ralphs Grocery Company, a division of The Kroger Co., United States District Court Central District of California, Case No. CV04-0687) alleging that the Mutual Strike Assistance Agreement (the “Agreement”) between the Company, Albertson’s, Inc. and Safeway Inc. (collectively, the “Retailers”), which was designed to prevent the union from placing disproportionate pressure on one or more of the Retailers by picketing such Retailer(s) but not the other Retailer(s) during the labor dispute in southern California, violated Section 1 of the Sherman Act. The lawsuit seeks declarative and injunctive relief. On May 28, 2008, pursuant to a stipulation between the parties, the court entered a final judgment in favor of the defendants. As a result of the stipulation and final judgment, there are no further claims to be litigated at the trial court level. The Attorney General has appealed a trial court ruling to the Ninth Circuit Court of Appeals and the defendants are appealing a separate ruling. Although this lawsuit is subject to uncertainties inherent in the litigation process, based on the information presently available to the Company, management does not expect that the ultimate resolution of this action will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

     Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s financial position.

     The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made adequate provisions therefor. Nonetheless, assessing and predicting the outcomes of these matters involve substantial uncertainties. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse effect on the Company’s financial condition or results of operation.

     Guarantees – The Company has guaranteed half of the indebtedness of two real estate entities in which Kroger has a 50% ownership interest. The Company’s share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $7. Based on the covenants underlying this indebtedness as of January 31, 2009 it is unlikely that the Company will be responsible for repayment of these obligations. The Company also agreed to guarantee, up to $25, the indebtedness

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

of an entity in which Kroger has a 25% ownership interest. The Company’s share of the responsibility, as of January 31, 2009, should the entity be unable to meet its obligations, totals approximately $25 and is collateralized by approximately $8 of inventory located in the Company’s stores. In addition, the Company has guaranteed half of the lease payments of a location leased by an entity in which Kroger has a 50% ownership interest. The net present value of the guaranteed rental payments is approximately $6.

     Assignments – The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees is unable to fulfill its lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

12. STOCK

   Preferred Stock

     The Company has authorized five million shares of voting cumulative preferred stock; two million were available for issuance at January 31, 2009. The stock has a par value of $100 per share and is issuable in series.

   Common Stock

     The Company has authorized one billion shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from one billion to two billion when the Board of Directors determines it to be in the best interest of the Company.

   Common Stock Repurchase Program

     The Company maintains stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of Kroger stock, from time to time. The Company made open market purchases totaling $448, $1,151 and $374 under these repurchase programs in fiscal 2008, 2007 and 2006, respectively. In addition to these repurchase programs, in December 1999, the Company began a program to repurchase common stock to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the related tax benefit. The Company repurchased approximately $189, $270 and $259 under the stock option program during fiscal 2008, 2007 and 2006, respectively.

13. BENEFIT PLANS

     The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. These include several qualified pension plans (the “Qualified Plans”) and a non-qualified plan (the “Non-Qualified Plan”). The Non-Qualified Plan pays benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

     Effective February 3, 2007, the Company adopted the recognition and disclosure provisions (except for the measurement date change) of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statement No. 87, 99, 106 and 132(R) (SFAS 158), which requires the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). The Company adopted the measurement date provisions of SFAS 158 effective February 3, 2008. The majority of our pension and postretirement plans previously used a December 31 measurement date. All plans are now measured as of the Company’s fiscal year end. The non-cash effect of the adoption of the measurement date provisions of SFAS 158 decreased shareholders’ equity by approximately $5 ($3 after-tax) and increased long-term liabilities by approximately $5. There was no effect on the Company’s results of operations.

     Amounts recognized in AOCI as of January 31, 2009 consist of the following (pre-tax):

	Pension	Other
January 31, 2009	Benefits	Benefits	Total
Unrecognized net actuarial loss (gain)	$882	$(89)	$793
Unrecognized prior service cost (credit)	7	(28)	(21)
Unrecognized transition obligation	1	—	1
Total liabilities	$890	$(117)	$773

     Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in 2009 are as follows (pre-tax):

	Pension	Other
January 31, 2009	Benefits	Benefits	Total
Net actuarial loss (gain)	$8	$(5)	$3
Prior service cost (credit)	2	(6)	(4)
Total liabilities	$10	$(11)	$(1)

     Other changes recognized in other comprehensive income in 2008 are as follows (pre-tax):

	Pension	Other
January 31, 2009	Benefits	Benefits	Total
Incurred prior service cost	$3	$—	$3
Incurred net actuarial loss (gain)	660	(54)	606
Amortization of prior service credit (cost)	(2)	7	5
Amortization of net actuarial gain (loss)	(19)	3	(16)
Total recognized in other comprehensive income	642	(44)	598
Total recognized in net periodic benefit cost and
other comprehensive income	$687	$(26)	$661

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2008	2007	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of fiscal
year	$2,342	$2,419	$139	$113	$320	$373
Service cost	39	42	2	2	10	10
Interest cost	151	141	10	9	18	19
Plan participants’ contributions	1	1	—	—	8	9
Amendments	—	2	3	—	—	—
Actuarial (gain) loss	(148)	(143)	12	23	(55)	(65)
Benefits paid	(123)	(120)	(8)	(8)	(26)	(26)
Other	4	—	2	—	3	—
Benefit obligation at end of fiscal year	$2,266	$2,342	$160	$139	$278	$320
Change in plan assets:
Fair value of plan assets at beginning of
fiscal year	$2,230	$2,098	$—	$—	$—	$—
Actual return on plan assets	(619)	200	—	—	—	—
Employer contributions	20	51	8	8	17	17
Plan participants’ contributions	1	1	—	—	9	9
Benefits paid	(123)	(120)	(8)	(8)	(26)	(26)
Other	4	—	—	—	—	—
Fair value of plan assets at end of fiscal
year	$1,513	$2,230	$—	$—	$—	$—
Funded status at end of fiscal year	$(753)	$(112)	$(160)	$(139)	$(278)	$(320)
Net liability recognized at end of fiscal year	$(753)	$(112)	$(160)	$(139)	$(278)	$(320)

     Other current liabilities as of both January 31, 2009 and February 2, 2008 include $17 of net liability recognized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     As of January 31, 2009 and February 2, 2008, pension plan assets included no shares of The Kroger Co. common stock.

	Pension Benefits			Other Benefits
Weighted average assumptions	2008	2007	2006	2008	2007	2006
Discount rate – Benefit obligation	7.00%	6.50%	5.90%	7.00%	6.50%	5.90%
Discount rate – Net periodic
benefit cost	6.50%	5.90%	5.70%	6.50%	5.90%	5.70%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase –
Net periodic benefit cost	2.99%	3.56%	3.50%
Rate of compensation increase –
Benefit Obligation	2.92%	2.99%	3.56%

     The Company’s discount rate assumption was intended to reflect the rate at which the pension benefits could be effectively settled. It takes into account the timing and amount of benefits that would be available under the plan. The Company’s methodology for selecting the discount rate as of year-end 2008 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rate is the single rate that produces the same present value of cash flows. The selection of the 7.00% discount rate as of year-end 2008 represents the equivalent single rate under a broad-market AA yield curve constructed by an outside consultant. We utilized a discount rate of 6.50% for year-end 2007. The 50 basis point increase in the discount rate decreased the projected pension benefit obligation as of January 31, 2009, by approximately $147.

     To determine the expected return on pension plan assets, the Company contemplates current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. The average annual return on pension plan assets was 4.1% for the ten calendar years ended December 31, 2008, net of all fees and expenses. Our actual return for the pension plan calendar year ending December 31, 2008, on that same basis, was (26.1)%. The Company utilized a pension return assumption of 8.5% in 2008, 2007 and 2006 based on the assumption that future returns will achieve the same level of performance as the long-term historical average annual return for the various markets in which the plan invests.

     The fair value of plan assets decreased in 2008 compared to 2007 due to deteriorating conditions in the global financial markets. This decrease caused the Company’s underfunded status to increase at January 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The Company uses the RP-2000 projected 2015 mortality table in calculating the pension obligation.

	Pension Benefits
	Qualified Plans			Non-Qualified Plan			Other Benefits
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Components of net periodic
benefit cost:
Service cost	$39	$42	$123	$2	$2	$2	$10	$10	$13
Interest cost	151	141	130	10	9	6	18	19	20
Expected return on plan assets	(178)	(165)	(152)	—	—	—	—	—	—
Amortization of:
Transition asset	—	—	(1)	—	—	—	—	—	—
Prior service cost	—	1	3	2	2	2	(7)	(6)	(7)
Actuarial (gain) loss	11	31	41	8	6	2	(3)	—	—
Curtailment charge	—	—	5	—	—	—	—	—	—
Net periodic benefit cost	$23	$50	$149	$22	$19	$12	$18	$23	$26

     The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

			Non-Qualified
	Qualified Plans		Plan
	2008	2007	2008	2007
PBO at end of fiscal year	$2,266	$2,342	$160	$139
ABO at end of fiscal year	$2,096	$2,144	$138	$118
Fair value of plan assets at end of year	$1,513	$2,230	$—	$—

     The following table provides information about the Company’s estimated future benefit payments.

	Pension	Other
	Benefits	Benefits
2009	$118	$19
2010	$125	$20
2011	$132	$21
2012	$142	$21
2013	$153	$22
2014 – 2018	$922	$133

     The Company discontinued the accrual of additional benefits under the Company’s cash balance formula of the Consolidated Retirement Benefit Plan (the “Cash Balance Plan”) effective January 1, 2007. Participants in the Cash Balance Plan will continue to earn interest credits on their accrued benefit balance as of December 31, 2006, based on average Treasury rates, but will no longer accrue cash balance pay credits under the Cash Balance Plan after December 31, 2006. Projected pension benefit payments, as noted above, are lower than estimates in prior years as a result of the discontinuation of benefit accruals

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

under the Cash Balance Plan. As a result of the decision to curtail benefits under the Cash Balance Plan, the Company recorded a charge totaling $5, pre-tax, in fiscal 2006, which represented the previously unrecognized prior service costs.

     Net periodic benefit cost decreased in 2008 and 2007 compared to 2006 due to participants in the Cash Balance formula of the Consolidated Retirement Benefit Plan being moved to a 401(k) retirement savings account plan effective January 1, 2007. Participants under that formula continue to earn interest on prior contributions but no additional pay credits will be earned. The 401(k) retirement savings plan provides to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service. The Company contributed and expensed $92 and $90 to employee 401(k) retirement savings accounts in 2008 and 2007, respectively.

     The following table provides information about the target and actual pension plan asset allocations. Allocation percentages are shown as of December 31 for each respective year. The pension plan measurement date is the December 31st nearest the fiscal year-end.

	Target
	allocations	Actual allocations
	2008	2008	2007
Pension plan asset allocation, as of December 31:
Domestic equity securities	15.6%	11.0%	15.2%
International equity securities	16.4	13.9	21.4
Investment grade debt securities	16.0	17.9	21.6
High yield debt securities	10.0	12.7	9.9
Private equity	5.5	9.2	5.9
Hedge funds	22.0	22.9	17.2
Real estate	3.0	3.2	1.7
Other	11.5	9.2	7.1
Total	100.0%	100.0%	100.0%

     Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding, protecting and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

     Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes, including rebalancing exposures to certain asset classes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee.

     The current target allocations shown represent 2008 targets that were originally established in 2007 and modified during 2008. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced periodically. In addition, cash flow from employer contributions and participant benefit payments can be used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Although the Company is not required to make cash contributions to its Company-sponsored pension plans during fiscal 2009, it made a $200 cash contribution on February 2, 2009. Additional contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. The Company expects any voluntary contributions made during 2009 will reduce its minimum required contributions in future years.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 7.80% initial health care cost trend rate and a 4.50% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$4	$(3)
Effect on postretirement benefit obligation	$29	$(24)

     The Company also contributes to various multi-employer pension plans based on obligations arising from most of its collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     The Company recognizes expense in connection with these plans as contributions are funded, in accordance with GAAP. The Company made contributions to these funds, and recognized expense, of $219 in 2008, $207 in 2007, and $204 in 2006.

     Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

     The Company also administers other defined contribution plans for eligible union and non-union employees. The cost of these plans for 2008, 2007 and 2006 was $8.

14. RECENTLY ADOPTED ACCOUNTING STANDARDS

     Effective January 31, 2009, the Company adopted FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (FAS 140-4 and FIN 46(R)-8). FAS 140-4 and FIN 46(R)-8 require additional disclosures about an entity’s involvement with variable interest entities and transfers of financial assets. See Note 2 for further discussion of the adoption of FAS 140-4 and FIN 46(R)-8.

     Effective February 3, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (SFAS 157), except for non-financial assets and non-financial liabilities as deferred until February 1, 2009 by FASB Staff Position (FSP) 157-2 Partial Deferral of the Effective Date of Statement No. 157 (FSP 157-2). SFAS 157 defines fair value, establishes a market-based framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not expand or require any new fair value measurements. FSP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

157-2 deferred the effective date of SFAS 157 for most non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. See Note 7 for further discussion of the adoption of SFAS 157.

     Effective February 4, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN No. 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. See Note 4 for further discussion of the adoption of FIN No. 48.

     Effective February 3, 2007, the Company adopted the recognition and disclosure provisions (except for the measurement date change) of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statement No. 87, 99, 106 and 132(R) (SFAS 158), which requires the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). The Company adopted the measurement date provisions of SFAS 158 effective February 3, 2008. The majority of the Company’s pension and postretirement plans previously used a December 31 measurement date. All plans are now measured as of the Company’s fiscal year end. The non-cash effect of the adoption of the measurement date provisions of SFAS 158 decreased shareholders’ equity by approximately $5 ($3 after-tax) and increased long-term liabilities by approximately $5. There was no effect on the Company’s results of operations. See Note 13 for further discussion of the adoption of this standard.

15. RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (SFAS 160). SFAS 160 will require the consolidation of noncontrolling interests as a component of equity. SFAS 160 will become effective for the Company’s fiscal year beginning February 1, 2009. The Company is currently evaluating the effect the adoption of SFAS 160 will have on its Consolidated Financial Statements.

     In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141R), which replaces SFAS 141. SFAS 141R further expands the definitions of a business and the fair value measurement and reporting in a business combination. SFAS 141R will become effective for the Company’s fiscal year beginning February 1, 2009. Because the standard will only impact transactions entered into after February 1, 2009, SFAS 141R will not effect our Consolidated Financial Statements upon adoption.

     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 requires enhanced disclosures on an entity’s derivative and hedging activities. SFAS 161 will become effective for the Company’s fiscal year beginning February 1, 2009. The Company is currently evaluating the effect the adoption of SFAS 161 will have on its Consolidated Financial Statements.

     In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP No. EITF 03-6-1). FSP No. EITF 03-6-1 clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities and included in the calculation of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

basic EPS. FSP No. EITF 03-6-1 will become effective for the Company’s fiscal year beginning February 1, 2009. The Company is currently evaluating the effect the adoption of FSP No. EITF 03-6-1 will have on its Consolidated Financial Statements.

16. GUARANTOR SUBSIDIARIES

     The Company’s outstanding public debt (the “Guaranteed Notes”) is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries (the “Guarantor Subsidiaries”). At January 31, 2009, a total of approximately $7,186 of Guaranteed Notes was outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

     The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pre-tax earnings, cash flow, and equity. Therefore, the non-guarantor subsidiaries’ information is not separately presented in the tables below.

     There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following tables present summarized financial information as of January 31, 2009 and February 2, 2008 and for the three years ended January 31, 2009.

Condensed Consolidating
Balance Sheets
As of January 31, 2009

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Current assets
Cash and temporary cash investments	$27	$236	$—	$263
Deposits in-transit	71	560	—	631
Receivables	2,150	765	(1,971)	944
Net inventories	384	4,475	—	4,859
Prepaid and other current assets	366	143	—	509
Total current assets	2,998	6,179	(1,971)	7,206
Property, plant and equipment, net	1,747	11,414	—	13,161
Goodwill	132	2,139	—	2,271
Adjustment to reflect fair value interest rate hedges	—	—	—	—
Other assets	797	1,562	(1,786)	573
Investment in and advances to subsidiaries	10,266	—	(10,266)	—
Total Assets	$15,940	$21,294	$(14,023)	$23,211
Current liabilities
Current portion of long-term debt including
obligations under capital leases and
financing obligations	$558	$—	$—	$558
Accounts payable	386	3,436	—	3,822
Other current liabilities	879	6,127	(3,757)	3,249
Total current liabilities	1,823	9,563	(3,757)	7,629
Long-term debt including obligations under
capital leases and financing obligations
Face value long-term debt including
obligations under capital leases and
financing obligations	7,460	—	—	7,460
Adjustment to reflect fair value interest rate
hedges	45	—	—	45
Long-term debt including obligations under
capital leases and financing obligations	7,505	—	—	7,505
Other long-term liabilities	1,341	1,465	—	2,806
Total Liabilities	10,669	11,028	(3,757)	17,940
Minority interests	95	—	—	95
Shareowners’ Equity	5,176	10,266	(10,266)	5,176
Total Liabilities and Shareowners’ equity	$15,940	$21,294	$(14,023)	$23,211

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Balance Sheets
As of February 2, 2008

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Current assets
Cash and temporary cash investments	$26	$216	$—	$242
Deposits in-transit	76	600	—	676
Receivables	2,033	634	(1,881)	786
Net inventories	420	4,429	—	4,849
Prepaid and other current assets	373	182	—	555
Total current assets	2,928	6,061	(1,881)	7,108
Property, plant and equipment, net	1,684	10,814	—	12,498
Goodwill	56	2,088	—	2,144
Adjustment to reflect fair value interest rate
hedges	11	—	—	11
Other assets	1,412	657	(1,537)	532
Investment in and advances to subsidiaries	10,098	—	(10,098)	—
Total Assets	$16,189	$19,620	$(13,516)	$22,293
Current liabilities
Current portion of long-term debt including
obligations under capital leases and
financing obligations	$1,592	$—	$—	$1,592
Accounts payable	1,822	5,463	(3,418)	3,867
Other current liabilities	—	3,224	—	3,224
Total current liabilities	3,414	8,687	(3,418)	8,683
Long-term debt including obligations under
capital leases and financing obligations
Face value long-term debt including
obligations under capital leases and
financing obligations	6,485	—	—	6,485
Adjustment to reflect fair value interest rate
hedges	44	—	—	44
Long-term debt including obligations under
capital leases and financing obligations	6,529	—	—	6,529
Other long-term liabilities	1,332	835	—	2,167
Total Liabilities	11,275	9,522	(3,418)	17,379
Shareowners’ Equity	4,914	10,098	(10,098)	4,914
Total Liabilities and Shareowners’ equity	$16,189	$19,620	$(13,516)	$22,293

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 31, 2009

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Sales	$9,557	$67,715	$(1,272)	$76,000
Merchandise costs, including warehousing and
transportation	7,816	52,020	(1,272)	58,564
Operating, general and administrative	1,657	11,227	—	12,884
Rent	128	531	—	659
Depreciation and amortization	157	1,285	—	1,442
Operating profit (loss)	(201)	2,652	—	2,451
Interest expense	480	5	—	485
Equity in earnings of subsidiaries	2,022	—	(2,022)	—
Earnings before tax expense	1,341	2,647	(2,022)	1,966
Tax expense	92	625	—	717
Net earnings	$1,249	$2,022	$(2,022)	$1,249

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended February 2, 2008

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Sales	$9,022	$62,482	$(1,269)	$70,235
Merchandise costs, including warehousing and
transportation	6,877	48,171	(1,269)	53,779
Operating, general and administrative	1,666	10,489	—	12,155
Rent	125	519	—	644
Depreciation and amortization	148	1,208	—	1,356
Operating profit	206	2,095	—	2,301
Interest expense	468	6	—	474
Equity in earnings of subsidiaries	1,511	—	(1,511)	—
Earnings before income tax expense	1,249	2,089	(1,511)	1,827
Income tax expense	68	578	—	646
Net earnings	$1,181	$1,511	$(1,511)	$1,181

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended February 3, 2007

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Sales	$8,731	$58,383	$(1,003)	$66,111
Merchandise costs, including warehousing and
transportation	6,630	44,488	(1,003)	50,115
Operating, general and administrative	1,697	10,142	—	11,839
Rent	132	517	—	649
Depreciation and amortization	136	1,136	—	1,272
Operating profit	136	2,100	—	2,236
Interest expense	480	8	—	488
Equity in earnings of subsidiaries	1,843	—	(1,843)	—
Earnings before income tax expense	1,499	2,092	(1,843)	1,748
Income tax expense	384	249	—	633
Net earnings	$1,115	$1,843	$(1,843)	$1,115

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended January 31, 2009

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash provided by operating activities	$(852)	$3,748	$2,896
Cash flows from investing activities:
Payments for capital expenditures	(257)	(1,892)	(2,149)
Other	(39)	9	(30)
Net cash used by investing activities	(296)	(1,883)	(2,179)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,377	—	1,377
Payments on long-term debt	(1,048)	—	(1,048)
Proceeds from issuance of capital stock	187	—	187
Treasury stock purchases	(637)	—	(637)
Dividends paid	(227)	—	(227)
Other	(430)	9	(421)
Net change in advances to subsidiaries	1,854	(1,854)	—
Net cash (used) provided by financing activities	1,076	(1,845)	(769)
Net increase (decrease) in cash and temporary cash investments	(72)	20	(52)
Cash from consolidated Variable Interest Entity	73	—	73
Cash and temporary cash investments:
Beginning of year	26	216	242
End of year	$27	$236	$263

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended February 2, 2008

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash (used) provided by operating activities	$(941)	$3,522	$2,581
Cash flows from investing activities:
Payments for capital expenditures	(210)	(1,916)	(2,126)
Other	(29)	(63)	(92)
Net cash used by investing activities	(239)	(1,979)	(2,218)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,372	—	1,372
Payments on long-term debt	(560)	—	(560)
Proceeds from issuance of capital stock	224	—	224
Treasury stock purchases	(1,421)	—	(1,421)
Dividends paid	(202)	—	(202)
Other	218	59	277
Net change in advances to subsidiaries	1,550	(1,550)	—
Net cash (used) provided by financing activities	1,181	(1,491)	(310)
Net increase in cash and temporary cash investments	1	52	53
Cash and temporary cash investments:
Beginning of year	25	164	189
End of year	$26	$216	$242

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended February 3, 2007

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash provided by operating activities	$(755)	$3,106	$2,351
Cash flows from investing activities:
Payments for capital expenditures	(143)	(1,540)	(1,683)
Other	56	40	96
Net cash used by investing activities	(87)	(1,500)	(1,587)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	10	—	10
Payments on long-term debt	(556)	—	(556)
Proceeds from issuance of capital stock	206	—	206
Treasury stock purchases	(633)	—	(633)
Dividends Paid	(140)	—	(140)
Other	355	(27)	328
Net change in advances to subsidiaries	1,586	(1,586)	—
Net cash used by financing activities	828	(1,613)	(785)
Net decrease in cash and temporary cash investments	(14)	(7)	(21)
Cash and temporary cash investments:
Beginning of year	39	171	210
End of year	$25	$164	$189

     The above February 2, 2008 condensed consolidating balance sheet and 2007 and 2006 condensed consolidating cash flow statements have been adjusted to conform to current year presentation and properly reflect intra-company receivables.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

17. QUARTERLY DATA (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total Year
2008	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$23,107	$18,053	$17,580	$17,260	$76,000
Net earnings	$386	$277	$237	$349	$1,249
Net earnings per basic common share	$0.59	$0.42	$0.37	$0.54	$1.92
Average number of shares used in
basic calculation	657	651	649	648	652
Net earnings per diluted common
share	$0.58	$0.42	$0.36	$0.53	$1.90
Average number of shares used in
diluted calculation	664	659	656	655	659

	Quarter
	First	Second	Third	Fourth	Total Year
2007	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$20,726	$16,139	$16,135	$17,235	$70,235
Net earnings	$337	$267	$254	$323	$1,181
Net earnings per basic common share	$0.48	$0.38	$0.37	$0.48	$1.71
Average number of shares used in basic
calculation	706	702	678	668	690
Net earnings per diluted common share	$0.47	$0.38	$0.37	$0.48	$1.69
Average number of shares used in
diluted calculation	715	709	685	676	698

     Annual amounts may not sum due to rounding.

CERTIFICATIONS

     On July 18, 2008, we submitted a Section 12(a) CEO Certification to the New York Stock Exchange with no qualifications. We also filed with the SEC the Rule 13a-14(a)/15d-14(a) Certifications as an exhibit to Form 10-K for fiscal years 2007 and 2008.

Kroger has a variety of plans under which employees may acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

The Bank of New York Mellon
Employee Investment Plans Division
P. O. Box 7090
Troy, MI 48007-7090
Toll Free 1-800-872-3307

Questions regarding Kroger’s 401(k) plans should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: BNY Mellon Shareowner Services is Registrar and Transfer Agent for Kroger’s Common Stock. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

BNY Mellon Shareowner Services
P. O. Box 358015
Pittsburgh, PA 15252-8015
Toll Free 1-866-405-6566

Shareholder questions and requests for forms available on the Internet should be directed to: www.bnymellon.com/shareowner.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s corporate website at www.thekrogerco.com.

EXECUTIVE OFFICERS

Donald E. Becker
Executive Vice President

David B. Dillon
Chairman of the Board and
Chief Executive Officer

Kevin M. Dougherty
Group Vice President

Joseph A. Grieshaber, Jr.
Group Vice President

Paul W. Heldman
Executive Vice President,
Secretary and General Counsel

Scott M. Henderson
Vice President and Treasurer

Christopher T. Hjelm
Senior Vice President and
Chief Information Officer

Carver L. Johnson
Group Vice President and
Chief Diversity Officer

Calvin J. Kaufman
Group Vice President
President – Manufacturing

Lynn Marmer
Group Vice President

Don W. McGeorge
President and
Chief Operating Officer

W. Rodney McMullen
Vice Chairman

M. Marnette Perry
Senior Vice President

J. Michael Schlotman
Senior Vice President and
Chief Financial Officer

Paul J. Scutt
Senior Vice President

M. Elizabeth Van Oflen
Vice President and Controller

Della Wall
Group Vice President

R. Pete Williams
Senior Vice President

OPERATING UNIT HEADS

John E. Bays
Dillon Stores

Paul L. Bowen
Jay C

William H. Breetz, Jr.
Southwest Division

Geoffrey J. Covert
Cincinnati Division

Jay Cummins
Mid-Atlantic Division

Russell J. Dispense
King Soopers

Michael J. Donnelly
Ralphs

Michael L. Ellis
Fred Meyer Stores

Peter M. Engel
Fred Meyer Jewelers

Jon C. Flora
Fry’s

Donna Giordano
QFC

Rick Going
Michigan Division

John P. Hackett
Mid-South Division

James Hallsey
Smith’s

David G. Hirz
Food 4 Less

Kathleen Kelly
Kroger Personal Finance
(50% owned by Kroger)

Bruce A. Lucia
Atlanta Division

Bruce A. Macaulay
Columbus Division

Robert Moeder
Central Division

Phyllis J. Norris
City Market

Jeffrey A. Parker
Kwik Shop

Darel Pfeiff
Turkey Hill Minit Markets

D. Mark Prestidge
Delta Division

Mark W. Salisbury
Tom Thumb

Arthur Stawski, Sr.
Loaf ‘N Jug

Ron Stewart
Quik Stop

Van Tarver
Convenience Stores and
Supermarket Petroleum

THE KROGER CO. • 1014 VINE STREET • CINCINNATI, OHIO 45202 • (513) 762-4000

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR the nominees and FOR Proposal 2.

1. ELECTION OF DIRECTORS:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 Reuben V. Anderson	☐	☐	☐	1.6 David B. Lewis	☐	☐	☐	1.11 Susan M. Phillips	☐	☐	☐

1.2 Robert D. Beyer	☐	☐	☐	1.7 Don W. McGeorge	☐	☐	☐	1.12 Steven R. Rogel	☐	☐	☐

1.3 David B. Dillon	☐	☐	☐	1.8 W. Rodney McMullen	☐	☐	☐	1.13 James A. Runde	☐	☐	☐

1.4 Susan J. Kropf	☐	☐	☐	1.9 Jorge P. Montoya	☐	☐	☐	1.14 Ronald L. Sargent	☐	☐	☐

1.5 John T. LaMacchia	☐	☐	☐	1.10 Clyde R. Moore	☐	☐	☐	1.15 Bobby S. Shackouls	☐	☐	☐

									Mark Here for Address Change or Comments SEE REVERSE		☐

		FOR	AGAINST	ABSTAIN

2.	Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 3 and 4
		FOR	AGAINST	ABSTAIN

3.	Approve shareholder proposal, if properly presented, to recommend an increase of the percentage of eggs stocked from hens not confined in battery cages.	☐	☐	☐

4.	Approve shareholder proposal, if properly presented, to recommend amendment of Kroger’s articles to provide for election of directors by majority vote.	☐	☐	☐

Signature	Co-owner sign here	Date
Please sign below exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time
June 24, 2009.

INTERNET http://www.eproxy.com/kr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-580-9477 Use any touch-tone telephone in the United States, Canada and Puerto Rico to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Shareholders are available at:
http://bnymellon.mobular.net/bnymellon/kr

50765

P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting to be Held on June 25, 2009

     The undersigned hereby appoints each of DAVID B. DILLON, JOHN T. LA MACCHIA and BOBBY S. SHACKOULS or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

     The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, FOR Proposal 2, and AGAINST Proposals 3 and 4.

     If you wish to vote in accordance with the recommendations of the Board of Directors, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you vote your proxy by Internet or telephone or sign and return the card.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

For shareholders who have elected to receive The Kroger Co. Proxy Statement and Annual Report electronically, you can now view the 2009 Annual Meeting materials on the Internet by pointing your browser to http://www.thekrogerco.com/finance/documents/proxystatement.pdf.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

50765